 Filed Pursuant to Rule 424(b)(3)
 Registration Number 333-281025
PROSPECTUS
NEWMONT CORPORATION
Offers to Exchange
Any and all of the outstanding 5.30% Notes due 2026
for registered 5.30% Notes due 2026
Any and all of the outstanding 5.35% Notes due 2034
for registered 5.35% Notes due 2034
Any and all of the outstanding 3.250% Notes due 2030
for registered 3.250% Notes due 2030
Any and all of the outstanding 5.75% Notes due 2041
for registered 5.75% Notes due 2041
Any and all of the outstanding 4.200% Notes due 2050
for registered 4.200% Notes due 2050

On December 28, 2023, we co-issued along with Newcrest Finance Pty Limited (“Newcrest Finance”), a company incorporated under the laws of the Commonwealth of Australia and our indirect wholly-owned subsidiary, (i) $624,639,000 aggregate principal amount of 3.250% Notes due 2030 of which $623,340,000 aggregate principal amount remains outstanding as of the date of this prospectus (the “Existing 2030 Notes”), (ii) $459,939,000 aggregate principal amount of 5.75% Notes due 2041 (the “Existing 2041 Notes”) and (iii) $486,128,000 aggregate principal amount of 4.200% Notes due 2050 (the “Existing 2050 Notes” and, together with the Existing 2030 Notes and the Existing 2041 Notes, the “Existing December Notes”) and on March 7, 2024, we co-issued along with Newcrest Finance (i) $1,000,000,000 aggregate principal amount of 5.30% Notes due 2026 of which $927,754,000 aggregate principal amount remains outstanding as of the date of this prospectus (the “Existing 2026 Notes”) and (ii) $1,000,000,000 aggregate principal amount of 5.35% Notes due 2034 (the “Existing 2034 Notes” and, together with the Existing 2026 Notes, the “Existing March Notes” and, together with the Existing December Notes, the “Existing Notes”), in private placements. We are offering to exchange (the “Exchange Offers”) all of the issued and outstanding Existing Notes for newly issued and registered notes (collectively, the “Registered Notes”). As used herein, the term “Notes” shall mean the Registered Notes together with the Existing Notes.
The Registered Notes will have substantially identical terms to the Existing Notes of the corresponding series, except that the Registered Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia), and the Registered Notes will bear different CUSIP numbers from the Existing Notes of the corresponding series. The Registered Notes will initially be guaranteed on a senior unsecured basis by Newmont USA Limited (“Newmont USA”), which guarantees the Existing Notes. Each guarantee constitutes a separate security offered by Newmont USA.
Each series of Registered Notes will be part of the same corresponding series of the Existing Notes and will be issued under the same base indenture. The Registered Notes will be exchanged for Existing Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Registered Notes in the Exchange Offers.
The Exchange Offers expire at 5:00 p.m. New York City time on September 6, 2024, unless extended (the “Expiration Date”). You may withdraw tenders of Existing Notes at any time prior to the expiration of the Exchange Offers.
We do not intend to list the Registered Notes on any securities exchange or any automated quotation system.
Our common stock is listed and principally traded on the New York Stock Exchange (the “NYSE”) under the symbol “NEM.” Our common stock also trades on the Toronto Stock Exchange (“TSX”) under the symbol “NGT.” Our CHESS Depositary Interests (“CDIs”), each one representing a unit of beneficial ownership in our common stock, trade on the Australian Securities Exchange (“ASX”) and our PETS Depositary Interests (“PDIs”), each one representing a unit of beneficial ownership in our common stock, trade on the Papua New Guinea Stock Exchange (“PNGX”), in each case under the symbol “NEM.”

See “Risk Factors” beginning on page 10 for a discussion of risk factors that you should consider prior to tendering your Existing Notes in the Exchange Offers as well as the risk factors and other information contained or incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are not asking you for a proxy, and you are requested not to send us a proxy.
The date of this prospectus is August 8, 2024.

This prospectus may only be used where it is legal to make the Exchange Offers and by a broker-dealer for resales of the Registered Notes acquired in the Exchange Offers where it is legal to do so.
Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Newmont Corporation, 6900 E Layton Avenue, Suite 700, Denver, Colorado 80237, Attn: Newmont Investor Relations, (303) 863-7414, investor.relations@newmont.com. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than August 29, 2024, which is five full business days before you must make a decision regarding the Exchange Offers.
In making a decision regarding the Exchange Offers, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.
None of Newmont Corporation, Newcrest Finance, the Exchange Agent or any affiliate of any of them makes any recommendation as to whether or not holders of Existing Notes should exchange their Existing Notes for Registered Notes in response to the Exchange Offers.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Each broker-dealer that receives Registered Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Existing Notes where such Registered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed, for a period of 90 days after the Expiration Date, to make this prospectus available, upon request, to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Notice to Prospective Investors in Australia
This prospectus does not constitute an offer of or an invitation to purchase or subscribe for the Notes in the Commonwealth of Australia or any of its states or territories (“Australia”), and the Notes may not be offered, sold or delivered in or to any resident of Australia except in accordance with applicable law. Neither this prospectus, nor any other prospectus or disclosure document (as defined in the Australian Corporations Act 2001 (Cth) (“Corporations Act”)) in relation to the Notes has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”) or the Australian Securities Exchange operated by ASX Limited (ABN 98 008 624 691) (the “ASX”) or any other regulatory authority in Australia. Each broker-dealer has represented and agreed that it (a) has not offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of the Notes in, to or from Australia (including an offer or invitation that is received by a person in Australia); and (b) has not distributed or published, and will not distribute or publish, this prospectus or any other offering material or advertisement relating to any Notes in Australia, unless in either case (a) or (b), (i) the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or the equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates (within the meaning of that expression in Part 6D.2 of the Corporations Act)) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act; (ii) the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act; (iii) the offer, invitation or distribution complies with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license; (iv) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives relating to the offer, sale and resale of the Notes in the jurisdiction in which such offer, sale and resale occurs; and (v) such action does not require any document to be lodged or registered with ASIC or the ASX or any other regulatory authority in Australia.

i

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus (including information incorporated by reference herein) are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “estimate(s),” “should,” “intend(s),” “target(s),” “plan(s),” “potential,” and similar expressions are intended to identify forward-looking statements. Our forward-looking statements may include, without limitation:
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estimates regarding future earnings and the sensitivity of earnings to gold, copper, silver, lead, zinc and other metal prices;

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estimates of future mineral production and sales;

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estimates of future production costs, other expenses and taxes for specific operations and on a consolidated basis, including estimates of future costs applicable to sales and all-in sustaining costs;

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estimates of future cash flows and the sensitivity of cash flows to gold, copper, silver, lead, zinc and other metal prices;

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estimates of future capital expenditures, including development and sustaining capital, as well as construction or closure activities and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding or timing thereof;

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estimates as to the projected development of certain ore deposits or projects, such as the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour, Cerro Negro District Expansion 1, Cadia Block Cave, Red Chris Block Cave and Wafi-Golpu, including without limitation expectations for the production, milling, costs applicable to sales, all-in sustaining costs, mine-life extension, the costs of such development and other capital costs, financing plans for these deposits and expected production commencement dates, construction dates and other timelines;

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estimates of reserves and resources statements regarding future exploration results and reserve and resource replacement and the sensitivity of reserves to metal price changes;

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statements regarding the availability of, and terms and costs related to, future borrowing or financing and expectations regarding future share repurchase transactions, debt repayments or debt tender transactions;

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statements regarding future cash flows and returns to shareholders, including with respect to future dividends, the dividend framework and expected payout levels;

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estimates regarding future exploration expenditures and discoveries;

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statements regarding fluctuations in financial and currency markets;

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estimates regarding potential cost savings, productivity, operating performance and ownership and cost structures;

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expectations regarding statements regarding future or recently completed transactions, including, without limitation, statements related to future acquisitions and projected benefits, synergies and costs associated with acquisitions and related matters, and expectations from the integration of Newcrest, including the combined company’s production capacity, asset quality and geographic spread;

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estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, and future cash flow enhancements through portfolio optimization;

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expectations of future equity and enterprise value;

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expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of our projects;

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statements regarding future hedge and derivative positions or modifications thereto;

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statements regarding local, community, political, economic or governmental conditions and environments;

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statements and expectations regarding the impacts of COVID-19 and variants thereof and other health and safety conditions;

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statements regarding the impacts of changes in the legal and regulatory environment in which we operate, including, without limitation, relating to regional, national, domestic and foreign laws;

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statements regarding climate strategy and expectations regarding greenhouse gas emission targets and related operating costs and capital expenditures;

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statements regarding expected changes in the tax regimes in which we operate, including, without limitation, estimates of future tax rates and estimates of the impacts to income tax expense, valuation of deferred tax assets and liabilities, and other financial impacts;

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estimates of income taxes and expectations relating to tax contingencies or tax audits;

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estimates of future costs, accruals for reclamation costs and other liabilities for certain environmental matters, including without limitation, in connection with water treatment, such as the Yanacocha water treatment plants, and tailings management;

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statements relating to potential impairments, revisions or write-offs, including without limitation, the result of fluctuation in metal prices, unexpected production or capital costs, or unrealized reserve potential;

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estimates of pension and other post-retirement costs;

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statements regarding estimates of timing of adoption of recent accounting pronouncements and expectations regarding future impacts to the financial statements resulting from accounting pronouncements; and

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estimates of future cost reductions, synergies, savings and efficiencies in connection with full potential programs and initiatives.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:
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there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions;

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the price of gold, copper, silver, lead, zinc and other metal prices and commodities;

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the cost of operations and prices for key supplies;

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currency fluctuations, including exchange rate assumptions;

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other macroeconomic events impacting inflation, interest rates, supply chain, and capital markets;

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operating performance of equipment, processes and facilities;

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environmental impacts and geotechnical challenges including in connection with climate-related and other catastrophic events;

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labor relations;

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healthy and safety impacts including in connection with global events, pandemics, and epidemics;

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timing of receipt of necessary governmental permits or approvals;

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domestic and foreign laws or regulations, particularly relating to the environment, mining and processing;

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changes in tax laws;

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political developments in any jurisdiction in which Newmont operates being consistent with its current expectations;

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our ability to obtain or maintain necessary financing; and

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other risks and hazards associated with mining operations.

The forward looking statements contained in documents incorporated by reference herein are more specifically indicated in those documents. More detailed information regarding these factors is included in the section titled “Risk Factors” of this prospectus and the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as applicable in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this prospectus and in our reports and other documents on file with the SEC. Many of these factors are beyond our ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.
All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our Company and the Registered Notes appearing elsewhere in this prospectus or the documents incorporated by reference in this prospectus. You should also carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” in this prospectus or the documents incorporated by reference in this prospectus, and the consolidated financial statements and the related notes incorporated by reference in this prospectus, before making a decision regarding the Exchange Offers.
In this prospectus, except as the context otherwise requires or as otherwise indicated, (1) references in this document to “Newmont Corporation,” “Newmont,” “the Company,” “we,” “us,” or “our” refer to Newmont Corporation and its consolidated subsidiaries, including Newcrest Finance, Newcrest Mining Limited and Newmont USA Limited, except where the context requires that such terms refer to Newmont Corporation only, (2) references to the “Subsidiary Guarantor” or “Newmont USA” refer to Newmont USA Limited only and (3) references to “Newcrest” refer to our wholly-owned subsidiary, Newcrest Mining Limited, together with its subsidiaries, except where the context requires that such terms refer to Newcrest Mining Limited only.
Newmont Corporation
Newmont Corporation was incorporated in 1921 and is primarily a gold producer with significant operations and/or assets in the United States, Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia, Papua New Guinea, Ecuador, Fiji and Ghana. At December 31, 2023, Newmont had attributable proven and probable gold reserves of 135.9 million ounces, attributable measured and indicated gold resources of 104.8 million ounces, attributable inferred gold resources of 69.1 million ounces, and an aggregate land position of approximately 24,900 square miles (64,400 square kilometers). Newmont is also engaged in the production of copper, silver, lead, and zinc. As the world’s leading gold company, Newmont remains committed to creating value and improving lives through sustainable and responsible mining.
Newmont’s common shares trade on the NYSE under the symbol “NEM.” Newmont common stock also trades on the TSX under the symbol “NGT.” Newmont CDIs, each one representing a unit of beneficial ownership in Newmont common stock, trade on the ASX and Newmont PDIs, each one representing a unit of beneficial ownership in Newmont common stock, trade on the PNGX, in each case under the symbol “NEM.” Newmont’s principal executive offices are located at 6900 E Layton Ave, Denver, Colorado 80237. Its telephone number is (303) 863-7414. Newmont’s website is located at www.newmont.com (the contents of which are not part of this prospectus). Additional information about Newmont is included in documents, which are delivered with, and/or incorporated by reference into, this Registration Statement on Form S-4 or can be found at www.newmont.com.
Newcrest Finance Pty Limited
Newcrest Finance is a company incorporated under the laws of the Commonwealth of Australia and a wholly owned subsidiary of Newcrest Mining Limited, which is itself wholly owned by Newmont. Newcrest Finance is a special purpose finance subsidiary. Newcrest Finance does not have any operations or assets, other than in connection with prior offerings of debt securities, and does not have any revenue. Newcrest Finance is not subject to any material litigation. Newcrest Finance’s registered and principal office is located at Level 5, 500 Hay Street, Subiaco, WA 6008, Australia and its telephone number at that address is (+61) 8 9423 6100.
Newmont USA
Newmont USA is a Delaware limited liability company and a wholly owned subsidiary of Newmont. A portion of the operations of Newmont are currently conducted through Newmont USA.

The Exchange Offers
The following summary contains basic information about the Exchange Offers and the Registered Notes. This summary is not intended to be complete. You should read the entire prospectus and more specific details contained elsewhere in this prospectus, including in the sections of this prospectus entitled “The Exchange Offers” and “Description of the Registered Notes,” which contain more detailed descriptions of the terms and conditions of the Exchange Offers and the Registered Notes, respectively.
On November 6, 2023, Newmont completed a business combination transaction with Newcrest Mining Limited, an Australian public company limited by shares (“Newcrest”) whereby Newmont, through its indirect wholly owned subsidiary, Newmont Overseas Holdings Pty Ltd, an Australian proprietary company limited by shares (“Newmont Sub”), acquired all of the issued and fully paid ordinary shares of Newcrest (such acquisition, the “Newcrest Transaction”), as contemplated by a scheme implementation deed, dated as of May 15, 2023, by and among Newmont, Newmont Sub and Newcrest, as amended (the “Newcrest Transaction Agreement”). Upon implementation of the Newcrest Transaction, Newcrest became an indirect wholly owned subsidiary of Newmont.
At the time of the Newcrest Transaction, Newcrest and Newcrest Finance had outstanding an aggregate principal amount of $1.65 billion in notes consisting of: (i) $650 million of 3.250% Notes due 2030, (ii) $500 million of 5.75% Notes due 2041, and (iii) $500 million of 4.200% Notes due 2050, which we refer to collectively as the “Original Newcrest Notes.” On December 28, 2023, Newmont and Newcrest Finance consummated offers to exchange, pursuant to an exemption from the registration requirements of the Securities Act, and exchanged the Existing December Notes for tendered Original Newcrest Notes. Newmont and Newcrest Finance exchanged (i) $624,639,000 aggregate principal amount of Newcrest and Newcrest Finance’s 3.250% Notes due 2030 for a like principal amount of the Existing 2030 Notes, (ii) $459,939,000 aggregate principal amount of 5.75% Notes due 2041 for a like principal amount of the Existing 2041 Notes and (iii) $486,128,000 aggregate principal amount of 4.200% Notes due 2050 for a like principal amount of the Existing 2050 Notes. Subsequent to December 2023, we redeemed $1,299,000 in aggregate principal amount of the Existing 2030 Notes leaving $623,340,000 in aggregate principal amount of Existing 2030 Notes outstanding as of the date of this prospectus.
On March 7, 2024, Newmont and Newcrest Finance co-issued and sold the Existing March Notes in an offering exempt from the registration requirements of the Securities Act. Newmont and Newcrest Finance issued (i) $1,000,000,000 aggregate principal amount of the Existing 2026 Notes and (ii) $1,000,000,000 aggregate principal amount of the Existing 2034 Notes. Subsequent to March 2024, we redeemed $72,246,000 in aggregate principal amount of the Existing 2026 Notes leaving $927,754,000 in aggregate principal amount of Existing 2026 Notes outstanding as of the date of this prospectus.
We entered into the Registration Rights Agreements (as defined below) with the dealer managers in the private exchange offers and with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the Existing December Notes and the Existing March Notes, respectively.
The Exchange Offers
We are offering to exchange up to: (i) $623,340,000 aggregate principal amount of 3.250% Notes due 2030 (the “Registered 2030 Notes”), (ii) $459,939,000 aggregate principal amount of 5.75% Notes due 2041 (the “Registered 2041 Notes”), (iii) $486,128,000 aggregate principal amount of 4.200% Notes due 2050 (the “Registered 2050 Notes”), (iv) $927,754,000 aggregate principal amount of 5.30% Notes due 2026 (the “Registered 2026 Notes”) and (v) $1,000,000,000 aggregate principal amount of 5.35% Notes due 2034 (the “Registered 2034 Notes” and, together with the Registered 2030 Notes, the Registered 2041 Notes, the Registered 2050 Notes and the Registered 2026 Notes, the “Registered Notes”) for an equal principal amount of the corresponding series of our outstanding (i) 3.250% Notes due 2030 (the “Existing 2030 Notes”), (ii) 5.75% Notes due 2041 (the “Existing 2041 Notes”), (iii) 4.200% Notes due 2050 (the “Existing 2050 Notes” and, together with the Existing 2030 Notes and the Existing 2041 Notes, the “Existing December Notes”), (iv) 5.30% Notes due 2026 (the “Existing 2026 Notes”) and (v) 5.35% Notes due 2034 (the “Existing 2034 Notes” and, together with the Existing 2026 Notes, the “Existing March Notes”). The Existing December Notes and the Existing March Notes are referred to herein, collectively, as the “Existing Notes”.
Purpose of the Exchange
Offers
The Registered Notes are being offered to satisfy our obligations under (A) the registration rights agreement entered into at the time we issued and sold the Existing March Notes by and among Newmont Corporation, BMO Capital Markets Corp., Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC (the “March Registration Rights Agreement”) and (B) the registration rights agreement entered into at the time we issued and sold the Existing December Notes by and among Newmont Corporation, BMO Capital Markets Corp. and Goldman Sachs & Co. LLC (the “December Registration Rights Agreement” and, together with the March Registration Rights Agreement, the “Registration Rights Agreements”). Subject to limited exceptions, after the Exchange Offers are complete, you will not have any further rights under the Registration Rights Agreements, including any right to require us to register any of the Existing Notes that you do not exchange, to file a shelf registration statement to cover resales of the Existing Notes or to pay you the additional interest we agreed to pay to holders of Existing Notes if we failed to satisfy our obligations under the Registration Rights Agreements.
The Notes
The Registered Notes will have substantially identical terms to the Existing Notes, except that the Registered Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia), and the Registered Notes will bear different CUSIP numbers from the Existing Notes of the corresponding series. The Registered Notes will initially be guaranteed on a senior unsecured basis by Newmont USA, which guarantees the Existing Notes. Each guarantee constitutes a separate security offered by Newmont USA. Each series of Registered Notes will be part of the same corresponding series of the Existing Notes and will be issued under the same base indenture. Holders of Existing Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.
As used herein, the term “Notes” shall mean the Registered Notes together with the Existing Notes, the “2030 Notes” shall mean the Existing 2030 Notes together with the Registered 2030 Notes, the “2041 Notes” shall mean the Existing 2041 Notes together with the Registered 2041 Notes, the “2050 Notes” shall mean the Existing 2050 Notes together with the Registered 2050 Notes, the “2026 Notes” shall mean the Existing 2026 Notes together with the Registered 2026 Notes and the “2034 Notes” shall mean the Existing 2034 Notes together with the Registered 2034 Notes.

Denomination
The Registered Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Existing Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Registered Notes.
Expiration Date
The Exchange Offers will expire at 5:00 p.m., New York City time, on September 6, 2024 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the Exchange Offers are extended.
Settlement Date
The Settlement Date for the Exchange Offers will be promptly after the Expiration Date.
Procedures for Tendering the Existing Notes
If you wish to accept the Exchange Offers, you must tender your Existing Notes and, on or prior to the Expiration Date, in accordance with the book-entry procedures described under “The Exchange Offers — Book-Entry Delivery Procedures for Tendering Existing Notes Held with DTC,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”). See “The Exchange Offers — Procedures for Tendering.”
Consequences of Failure to Exchange the Existing Notes
You will continue to hold Existing Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Existing Notes or you tender your Existing Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Existing Notes after we consummate the Exchange Offers. See “The Exchange Offers — Terms of the Exchange Offers” and “The Exchange Offers — Consequences of Failure To Exchange.”
Conditions to the Exchange
Offers
The Exchange Offers are subject to several customary conditions. We will not be required to accept for exchange, or to issue any Registered Notes in exchange for, any Existing Notes, and we may terminate or amend the Exchange Offers with respect to one or more series of the Notes if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offers would violate applicable law or any applicable interpretation of the staff of the SEC (the “Staff”). The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Existing Notes tendered, and no Registered Notes will be issued in exchange for any such Existing Notes, if at any time any stop order is threatened or in effect with respect to:
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the registration statement of which this prospectus constitutes a part; or

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the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offers — Conditions to the Exchange Offers.” We reserve the right to terminate or amend the Exchange Offers at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the Exchange Offers, we will, to the extent required by law, disseminate additional offer materials and extend the Exchange Offers.
Withdrawal Rights
Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Existing Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offers — Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offers — Withdrawal.”
Registration Rights Agreement
We have undertaken the Exchange Offers pursuant to the terms of the Registration Rights Agreements. Under the Registration Rights Agreements, Newmont agreed, among other things, to consummate an exchange offer for the Existing Notes pursuant to an effective registration statement or to cause resales of the Existing Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreements. If we fail to satisfy certain obligations under the applicable Registration Rights Agreement, we are required to pay additional interest to holders of the Existing Notes under specified circumstances. See “Registration Rights.”
Resale of the Registered Notes
We believe the Registered Notes that will be issued in the Exchange Offers may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives Registered Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. You should read the discussions under “The Exchange Offers” and “Plan of Distribution” for further information regarding the Exchange Offers and resale of the Registered Notes.
Acceptance of Existing Notes for Exchange and Delivery of Registered Notes
Except in some circumstances, any and all Existing Notes that are validly tendered in the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The Registered Notes issued pursuant to the Exchange Offers will be delivered promptly after such acceptance. See “The Exchange Offers — Acceptance of Existing Notes for Exchange and Delivery of Registered Notes.”
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. is serving as the Exchange Agent (the “Exchange Agent”).
Certain United States Federal Income Tax Considerations
The exchange of the Existing Notes for the Registered Notes will not constitute a taxable exchange for United States federal income tax purposes. See “Certain Tax Considerations — Certain United States Federal Income Tax Considerations.”

The Registered Notes
The following is a brief summary of the principal terms of the Registered Notes. The terms of each series of the Registered Notes are identical in all material respects to those of the corresponding series of the Existing Notes except that the Registered Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia), and the Registered Notes will bear different CUSIP numbers from the Existing Notes of the corresponding series. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the (i) the March Registered Notes and the terms and provisions of the indenture that governs the March Existing Notes and will govern the March Registered Notes (the “March Indenture”) and (ii) the December Registered Notes and the terms and provisions of the indenture that governs the Existing December Notes and will govern the December Registered Notes (the “December Indenture” and, together with the March Indenture, the “Indentures”), see “Description of the Registered Notes.”
Issuers
Newmont Corporation, a corporation duly organized and existing under the laws of the State of Delaware.
Newcrest Finance Pty Limited, a company incorporated under the laws of the Commonwealth of Australia and a special purpose finance subsidiary of Newcrest Mining Limited (together, the “Issuers”).
Subsidiary Guarantor
Newmont USA Limited, a corporation duly organized and existing under the laws of the State of Delaware.
Securities Offered
Up to $623,340,000 aggregate principal amount of Registered 2030 Notes. Up to $459,939,000 aggregate principal amount of Registered 2041 Notes. Up to $486,128,000 aggregate principal amount of Registered 2050 Notes. Up to $927,754,000 aggregate principal amount of Registered 2026 Notes. Up to $1,000,000,000 aggregate principal amount of the Registered 2034 Notes.
Maturity Dates
The Registered 2030 Notes will mature on May 13, 2030. The Registered 2041 Notes will mature on November 15, 2041. The Registered 2050 Notes will mature on May 13, 2050. The Registered 2026 Notes will mature on March 15, 2026. The Registered 2034 Notes will mature on March 15, 2034.
Interest Rate
The Registered 2030 Notes will bear interest at 3.250% per year. The Registered 2041 Notes will bear interest at 5.75% per year. The Registered 2050 Notes will bear interest at 4.200% per year. The Registered 2026 Notes will bear interest at 5.30% per year. The Registered 2034 Notes will bear interest at 5.35% per year.
Interest Payment Dates
We will pay interest on the Registered 2030 Notes on May 13 and November 13 of each year, commencing on November 13, 2024. We will pay interest on the Registered 2041 Notes on May 15 and November 15 of each year, commencing on November 15, 2024. We will pay interest on the Registered 2050 Notes on May 13 and November 13 of each year, commencing on November 13, 2024. We will pay interest on the Registered 2026 Notes on March 15 and September 15 of each year, commencing on September 15, 2024. We will pay interest on the Registered 2034 Notes on March 15 and September 15 of each year, commencing on September 15, 2024.
The Registered Notes of each series will accrue interest from (and including) the most recent date on which interest has been paid on the corresponding series of Existing Notes accepted in the Exchange Offers; provided that interest will only accrue with respect to the aggregate principal amount of Registered Notes a holder receives, which may be less than the principal amount of Existing Notes tendered for exchange. Except as set forth above, no accrued but unpaid interest will be paid with respect to Existing Notes tendered for exchange.
Payment of Additional
Amounts
If certain taxes are withheld or deducted from payments on the Registered Notes, Newcrest Finance will, subject to certain exceptions, pay such additional amounts as will result, after deduction or withholding of those taxes, in the payment of the amounts which would have been payable in respect of the Registered Notes had no such withholding or deduction been required. See “Description of the Registered Notes — Payment of Additional Amounts.”
Optional Redemption
We may redeem the Registered Notes, in whole or in part, at any time or from time to time at the redemption prices set forth under “Description of the Registered Notes — Optional Redemption.”
Redemption for Changes in Withholding Taxes
Newcrest Finance may redeem the Registered Notes of a series, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued but unpaid interest, if any, to, but excluding, the redemption date, if Newcrest Finance would become obligated to pay certain additional amounts as a result of certain changes in specified tax laws. See “Description of the Registered Notes — Redemption for Changes in Withholding Taxes.”
Change of Control Repurchase Event
Upon the occurrence of a change of control repurchase event (as defined under “Description of the Registered Notes — Change of Control Repurchase Event”), we are required to make an offer to each holder of the Registered Notes to repurchase the Registered Notes at a price equal to 101% thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Registered Notes — Change of Control Repurchase Event.”
Certain Covenants
Under the Indentures, we are subject to covenants limiting our ability to incur indebtedness secured by liens on our and any of our restricted subsidiaries’ principal properties or any shares of stock or debt of our restricted subsidiaries held by us or any restricted subsidiary without equally and ratably securing the Registered Notes. In addition, under the Indentures, our ability to engage in sale and leaseback transactions on our principal properties and our ability to merge, consolidate or transfer all or substantially all of our assets is also limited. See “Description of the Registered Notes — Certain Covenants.”
Neither we nor any of our subsidiaries are subject to any financial covenants under the Indentures. In addition, neither we nor any of our subsidiaries are restricted under the Indentures from incurring unsecured debt, paying dividends or issuing or repurchasing our securities.
These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of the Registered Notes — Certain Covenants.”

Ranking
The Registered Notes will be our general senior unsecured obligations. The Registered Notes will rank equally in right of payment with all of our other senior unsecured indebtedness, will rank effectively junior to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our non-guarantor subsidiaries, including any indebtedness of Newcrest.
As of June 30, 2024, Newmont had total indebtedness of $9,225 million and secured indebtedness of $533 million and Newmont’s non-guarantor subsidiaries had total liabilities (including trade payable but excluding intercompany debt and reclamation and remediation liabilities) of $4,972 million.
Subsidiary Guarantees
The Registered Notes will initially be guaranteed on a senior unsecured basis (the “Subsidiary Guarantees”) by the Subsidiary Guarantor.
The Subsidiary Guarantees will be general unsecured senior obligations of the Subsidiary Guarantor. The Subsidiary Guarantees will rank senior in right of payment to all of the indebtedness of the Subsidiary Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantees, will rank equally in right of payment with all of the unsecured indebtedness and liabilities of the Subsidiary Guarantor that are not so subordinated and will rank effectively junior to any secured indebtedness of the Subsidiary Guarantor, to the extent of the value of the assets securing such indebtedness. The Subsidiary Guarantees will be released under certain circumstances, including if the Subsidiary Guarantor sells or otherwise disposes of all or substantially all of its assets to a non-affiliate of Newmont or if the Subsidiary Guarantor ceases to guarantee more than $75 million of other indebtedness of Newmont. See “Description of the Registered Notes — Subsidiary Guarantees.”
At June 30, 2024, Newmont USA guaranteed $600 million aggregate principal amount of other debt of Newmont that did not contain a similar fall-away provision. See “Description of Other Indebtedness.”
DTC Eligibility
The Registered Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the Registered Notes — Book-Entry; Delivery and Form.”
Same-Day Settlement
Beneficial interests in the Registered Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such beneficial interests will be settled in immediately available funds. See “Description of the Registered Notes — Same-Day Settlement in respect of the Notes Represented by Global Notes.”
No Listing of the Registered
Notes
We do not intend to apply to list the Registered Notes on any securities exchange or to have the Registered Notes quoted on any automated quotation system.
Governing Law
The Registered Notes and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by holders of Existing Notes before tendering their Existing Notes pursuant to the Exchange Offers and investing in the Registered Notes. You should also carefully consider the information in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS
The terms of each series of Registered Notes are substantially identical to those of the corresponding series of Existing Notes, except that the Registered Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia) and the Registered Notes will bear different CUSIP numbers from the Existing Notes of the corresponding series. Before making a decision regarding the Registered Offers, you should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including the information in Part I, Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, Part II, Item 1A, “Risk Factors,” in our most recent Quarterly Report on Form 10-Q and subsequent filings made with the SEC and incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. See “Forward-Looking Statements” in this prospectus.
Risks Related to the Exchange Offers
The Exchange Offers may not be consummated.
The Exchange Offers are subject to the satisfaction of certain conditions, including if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offers would violate applicable law or any applicable interpretation of the Staff. Even if the Exchange Offers are completed, any or all of them may not be completed on the schedule described in this prospectus.
Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive the Registered Notes, during which time those holders will not be able to effect transfers of their Existing Notes tendered in the applicable Exchange Offer.
If you fail to exchange your Existing Notes, they will continue to be restricted securities and will likely become less liquid.
Existing Notes that you do not tender, or we do not accept, will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue each series of Registered Notes in exchange for the Existing Notes of the corresponding series pursuant to the applicable Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Procedures for Tendering” and “The Exchange Offers — Conditions to the Exchange Offers.”
Because we anticipate that all or substantially all holders of Existing Notes will elect to exchange their Existing Notes in these Exchange Offers, we expect that the market for any Existing Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Existing Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Existing Notes of the applicable series outstanding. If you do not tender your Existing Notes following the Exchange Offers, you generally will not have any further registration rights, and your Existing Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Existing Notes of each series is likely to be adversely affected.
Late deliveries of Existing Notes could prevent a holder from exchanging its Existing Notes.
Holders are responsible for complying with all procedures of the Exchange Offers. The issuance of Registered Notes in exchange for Existing Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offers.” Therefore, holders of Existing Notes who wish to exchange them for Registered Notes of the corresponding series should allow sufficient time for timely completion of the applicable Exchange Offers procedures. Neither we nor the Exchange Agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the Registered Notes may be restricted.
A broker-dealer that purchased Existing Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the Registered Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Registered Notes. See “Plan of Distribution.”
Risks Related to the Notes
The Registered Notes and the Subsidiary Guarantees will be effectively subordinated to all of our existing and future secured indebtedness and to all existing and future liabilities of our subsidiaries other than the Subsidiary Guarantor, which may adversely affect your ability to receive payments on the Registered Notes.
The Registered Notes will be general unsecured obligations of Newmont and Newcrest Finance and only one of our subsidiaries, the Subsidiary Guarantor, will initially guarantee our obligations under the Registered Notes. The Subsidiary Guarantees will be released under certain circumstances, including if the Subsidiary Guarantor ceases to guarantee more than $75 million aggregate principal amount of other indebtedness of Newmont. See “Description of the Registered Notes — Subsidiary Guarantees.” As of June 30, 2024, the Subsidiary Guarantor guaranteed other indebtedness of Newmont that did not contain a similar fall away provision of $600 million.
None of our other subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the Registered Notes. As a result, the Registered Notes will be effectively subordinated to claims of our secured creditors as well as to the liabilities of our non-guarantor subsidiaries, and the Subsidiary Guarantees will be effectively subordinated to the claims of the secured creditors of the Subsidiary Guarantor. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. As of June 30, 2024, Newmont’s non-guarantor subsidiaries had $8,929 million of total liabilities (including trade payables but excluding intercompany debt and reclamation and remediation liabilities), all of which are structurally subordinated to the Registered Notes). Our cash flow and our ability to service our indebtedness, including the Registered Notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.
Our subsidiaries are separate and distinct legal entities. Except for the Subsidiary Guarantor, our subsidiaries will have no obligation to pay any amounts due on the Registered Notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
Our right to receive any assets of any of our non-guarantor subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Registered Notes to participate in those assets, will be effectively subordinated to the claims of such non-guarantor subsidiaries’ creditors, including trade creditors and preferred stockholders, if any. The Registered Notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our non-guarantor subsidiaries and any indebtedness of our non-guarantor subsidiaries senior to indebtedness held by us.
In addition, the Registered Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Registered Notes are effectively subordinated to any secured indebtedness we or our subsidiaries may incur, to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured indebtedness may assert rights against any assets securing such indebtedness in order to receive full payment of their indebtedness before those assets may be used to pay the holders of the Registered Notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the Registered Notes.

The Indentures contain limited restrictive covenants and we may incur substantially more indebtedness or take other actions which may affect our ability to satisfy our obligations under the Registered Notes.
The Indentures do not contain any financial or operating covenants or restrictions on the incurrence of indebtedness, the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the Registered Notes will not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.
Our ability to recapitalize, incur additional indebtedness and take a number of other actions that will not be limited by the terms of the Indentures could have the effect of diminishing our ability to make payments on the Registered Notes when due and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.
An active trading market for the Registered Notes may not develop.
The Registered Notes of each series are a new issue of securities with no established trading market. We do not intend to apply for listing of the Registered Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the Registered Notes of any series will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the Registered Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the Registered Notes, your ability to sell the Registered Notes or the price at which you will be able to sell the Registered Notes. Future trading prices of the Registered Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Registered Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:
•
the time remaining to the maturity of the Registered Notes;

•
the outstanding amount of the Registered Notes;

•
the terms related to optional redemption of the Registered Notes; and

•
the level, direction and volatility of market interest rates generally.

We may choose to redeem any series of Registered Notes prior to maturity.
We may redeem the Registered Notes of any series, in whole or in part, at any time or from time to time. See “Description of the Registered Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the Registered Notes being redeemed.
We may be unable to repurchase the Registered Notes upon a Change Of Control Repurchase Event.
If we experience a change of control and the Registered Notes experience a specified credit rating decline, we will be required to offer to repurchase the Registered Notes for cash at a price equal to 101% of the principal amount of the Registered Notes plus accrued and unpaid interest, if any, to the date of repurchase in order to avoid an event of default under the Indenture. See “Description of the Registered Notes — Change of Control Repurchase Event.” A change of control may also require us to purchase certain of our other indebtedness and give rise to the early termination of our primary revolving credit facility. In the event of a change of control and, in certain prescribed circumstances a specified credit rating decline relating to our indebtedness, we may not have sufficient funds to purchase all of the affected indebtedness and to repay the amounts owing under our primary revolving credit facility.
Registered Notes may receive a lower rating than anticipated.
If one or more rating agencies assign the Registered Notes ratings lower than the ratings expected by investors, or reduce their respective ratings in the future, the market price of the Registered Notes of such series would be harmed.

Current global financial conditions could adversely affect the availability of new financing and our operations.
Current global financial conditions have been characterized by increased market volatility and uncertainty. These factors may adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us or at all. In addition, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted.
The Subsidiary Guarantees could be voided if they constitute a fraudulent transfer under United States bankruptcy or similar state law, which would prevent the holders of the Registered Notes from relying on the Subsidiary Guarantor to satisfy their claims.
Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, the Subsidiary Guarantees can be voided, or claims under the Subsidiary Guarantees may be subordinated to all other indebtedness of the Subsidiary Guarantor if, among other things, the Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Subsidiary Guarantees or, in some states, when payments become due under the Subsidiary Guarantees, received less than reasonably equivalent value or fair consideration for the incurrence of the Subsidiary Guarantees and:
•
was insolvent or rendered insolvent by reason of such incurrence;

•
was engaged in a business or transaction for which the Subsidiary Guarantor’s remaining assets constituted unreasonably small capital; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The Subsidiary Guarantees may also be voided, without regard to the above factors, if a court found that the Subsidiary Guarantor entered into the Subsidiary Guarantees with the actual intent to hinder, delay or defraud its creditors. A court would likely find that the Subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for the Subsidiary Guarantees if the Subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of the Registered Notes. If a court were to void the Subsidiary Guarantees with respect to the Registered Notes, the holders of the Registered Notes would no longer have a claim against the Subsidiary Guarantor. Sufficient funds to repay the Registered Notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the Subsidiary Guarantor.
The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, the Subsidiary Guarantor would be considered insolvent if:
•
the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•
it could not pay its debts as they became due.

The Subsidiary Guarantees for the Registered Notes will contain a provision intended to limit the Subsidiary Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the Subsidiary Guarantees to be a fraudulent transfer. See “Description of the Registered Notes — Subsidiary Guarantees.” This provision may not be effective to protect the Subsidiary Guarantees from being voided under fraudulent transfer law.
Newcrest Finance is a shell company, and you should not rely on its creditworthiness for payment on the Registered Notes.
Newcrest Finance, a co-issuer of the Registered Notes, is a special purpose finance subsidiary. It has no subsidiaries and no operations or assets other than those incidental to maintaining its corporate existence.

The Indentures governing the Registered Notes requires Newcrest Finance to remain a passive company. Therefore, you should not rely on its creditworthiness for payment on the Registered Notes.
You may find it more difficult to enforce your rights against Newcrest Finance than you would if Newcrest Finance were a U.S. corporation.
Newcrest Finance is a company incorporated under the laws of Australia with limited liability. All of the directors of Newcrest Finance reside outside the United States. Substantially all or a substantial portion of the assets of all or many of such persons are located outside the United States. As a result, it may not be possible for holders of Registered Notes to effect service of process within the United States upon such persons. In addition, it may not be possible for holders of Registered Notes to enforce against such persons judgments obtained in United States courts predicated upon the civil liability provisions of federal securities laws of the United States.
There is no statutory recognition in Australia of the judgments of United States courts. In order to enforce a final, conclusive and unsatisfied judgment for the payment of a fixed or readily calculable sum of money rendered by any New York State or United States federal court having jurisdiction under its own domestic laws, and within whose jurisdiction Newcrest Finance was carrying on business at the time of commencement of the proceedings in which such judgment was rendered, with respect to any liability of Newcrest Finance with respect to the Registered Notes, it is necessary for the judgment creditor to bring separate proceedings in the appropriate Australian courts founded on the judgment. In addition, there are doubts as to the enforceability in Australia in original actions or in actions for enforcement of judgments of United States courts of civil liabilities based on United States federal securities laws.
Judgments of United States courts (whether or not such judgments relate to United States federal or state securities laws) will not be enforceable in Australia in certain other circumstances, including, among others, where such judgments contravene local public policy, breach the rules of natural justice or general principles of fairness or are obtained by fraud or duress, are obtained in circumstances where the judgment debtor did not receive notice of the proceedings in sufficient time to enable the judgment debtor to defend them, are not for a fixed or readily ascertainable sum, are not between identical parties in the same interest, are rendered by a court that did not have jurisdiction according to the private international law rules of the local court, are subject to appeal, dismissal, stay of execution or are otherwise not final and conclusive, or involve multiple or punitive damages, are in respect of taxes or any revenue law (including for any fiscal penalty) or fine or other penalty or foreign governmental interests or where there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment.
In the event that Newcrest Finance becomes insolvent, insolvency proceedings are likely to be governed by Australian law. Australian insolvency laws are different from the insolvency laws of the United States and certain other jurisdictions. In particular, the voluntary administration procedure under the Corporations Act, which provides for the potential re organization of an insolvent company, is different from Chapter 11 under the U.S. Bankruptcy Code and may differ from similar provisions under the insolvency laws of other non-Australian jurisdictions.
If Newcrest Finance defaults on the Registered Notes, your ability to claim for payment on the Registered Notes may be subject to certain limitations on enforcement and may be limited by applicable law or subject to certain defenses that may limit the validity and enforceability.
Fraudulent conveyance laws or similar provisions or principles have been enacted or exist for the protection of creditors in a number of jurisdictions, including Australia, and payments may be subject to claims that they should be subordinated or avoided in favor of other creditors. To the extent that any payment under the Registered Notes is voided as a fraudulent conveyance, voidable transaction or otherwise held to be unenforceable, your claim against Newcrest Finance could be lost or limited.
Under Australian law, if a liquidator was appointed to Newcrest Finance, the liquidator would have the power to investigate the validity of past transactions and commence proceedings seeking various court orders in relation to those transactions, including orders declaring certain transactions entered into prior to the winding up of Newcrest Finance to be void and for the repayment of money to Newcrest Finance. Instances where a liquidator may seek such orders include where transactions constitute unfair loans, unreasonable director-related transactions or transactions entered into within a specified period that a court finds were entered into, or acts were done, when Newcrest Finance was insolvent or Newcrest Finance becomes insolvent as a result and were uncommercial transactions or transactions entered into that had the effect of preferring a creditor or creditors or otherwise defeating, delaying or interfering with the rights of creditors.
In addition to the matters described above, under the laws of Australia, transactions may be set aside, subordinated or otherwise avoided by the application of fraudulent conveyance, voidable transaction, financial assistance, bankruptcy, insolvency and administration, equitable subordination principles or other similar provisions or principles existing under the laws of Australia, including as a result of the application of laws in relation to the duties of directors to act in good faith and for proper purposes. In addition, other debts and liabilities of Newcrest Finance, such as certain employee entitlements or an external administrator’s indemnity for expenses and remuneration, may rank ahead of claims under the Registered Notes in the event of external administration or statutory management or similar proceedings. If any such transactions are set aside or otherwise avoided, your claim against Newcrest Finance could be lost or limited.
It should also be noted that “ipso facto” legislation in Australia provides that enforcement of certain rights against a company under a contract, agreement or arrangement (such as a right entitling a creditor to terminate the contract or to accelerate payments or providing for automatic acceleration) are stayed for a certain period of time, if the right for enforcement arises for the reason that the company is in voluntary administration, or a managing controller (including a receiver) is appointed to over the whole or substantially the whole of a company’s property, or the company is, or announces that it will be applying to be, subject to a creditors’ scheme of arrangement, or that it relates to the company’s financial position during any of those proceedings. The specified proceedings do not include liquidation.
The legislation provides for certain types of contracts and contractual rights to be excluded from the “ipso facto” regime by regulations and declaration. The list of excluded contracts include, among other, contracts, agreements or arrangements that are, or govern, securities, financial products, bonds or promissory notes. If the Registered Notes are not excluded from the operation of the “ipso facto” regime, then during any “stay period” as described above, this may render unenforceable in Australia provisions of the Registered Notes conditional merely on the occurrence of events giving rise to the “ipso facto” rights.

THE EXCHANGE OFFERS
Purpose of the Exchange Offers
Pursuant to the Registration Rights Agreements, we agreed, for the benefit of the holders of the Existing Notes, at our cost, to use our commercially reasonable efforts to prepare and file with the SEC a registration statement with respect to registered offers to exchange the Existing Notes of each series for Registered Notes of the same series, which will have terms identical in all material respects to such Existing Notes, except that the Registered Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia), and the Registered Notes will bear different CUSIP numbers from the Existing Notes of the corresponding series. See “Registration Rights.”
General
On December 28, 2023, Newmont and Newcrest Finance consummated offers to exchange, pursuant to an exemption from the registration requirements of the Securities Act, and exchanged the Existing December Notes for tendered Original Newcrest Notes. Newmont and Newcrest Finance exchanged (i) $624,639,000 aggregate principal amount of Newcrest and Newcrest Finance’s 3.250% Notes due 2030 for a like principal amount of the Existing 2030 Notes, (ii) $459,939,000 aggregate principal amount of 5.75% Notes due 2041 for a like principal amount of the Existing 2041 Notes and (iii) $486,128,000 aggregate principal amount of 4.200% Notes due 2050 for a like principal amount of the Existing 2050 Notes. Subsequent to December 2023, we redeemed $1,299,000 in aggregate principal amount of the Existing 2030 Notes leaving $623,340,000 in aggregate principal amount of Existing 2030 Notes outstanding as of the date of this prospectus.
On March 7, 2024 Newmont and Newcrest Finance co-issued and sold the Existing March Notes in an offering exempt from the registration requirements of the Securities Act. Newmont and Newcrest Finance issued (i) $1,000,000,000 aggregate principal amount of the Existing 2026 Notes and (ii) $1,000,000,000 aggregate principal amount of the Existing 2034 Notes. Subsequent to March 2024, we redeemed $72,246,000 in aggregate principal amount of the Existing 2026 Notes leaving $927,754,000 in aggregate principal amount of Existing 2026 Notes outstanding as of the date of this prospectus.
Under existing interpretations of the Staff, the Registered Notes would generally be freely tradable after the completion of the Exchange Offers without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, each holder of the Existing Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purposes of distributing the Registered Notes:
•
will not be able to rely on the interpretations of the Staff;

•
will not be entitled to participate in the Exchange Offers; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Registered Notes, unless that sale or transfer is made pursuant to an exemption from those requirements.

Each holder of Existing Notes that participates in the Exchange Offers will be required to represent to us at the time it transmits an agent’s message through ATOP and the of consummation of the Exchange Offers that:
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it is not an affiliate of ours;

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it is not a broker-dealer tendering notes acquired directly from us for its own account;

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the Registered Notes to be received by it will be acquired in the ordinary course of its business; and

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it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Registered Notes.

Our consummation of the Exchange Offers is subject to certain conditions described in the applicable Registration Rights Agreement, including, without limitation, our receipt of the representations from participating holders as described above and in the applicable Registration Rights Agreement.
In addition, in connection with any resales of the Registered Notes, any broker-dealer that acquired Registered Notes for its own account as a result of market-making or other trading activities (“exchanging broker-dealers”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreements, we will be required for a limited period to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of Registered Notes.
Terms of the Exchange Offers
Newmont is offering holders of the Existing Notes the opportunity to exchange any and all of their Existing Notes for Registered Notes of the corresponding series. This prospectus contains the terms and conditions of the Exchange Offers. Upon the terms and subject to the conditions included in this prospectus, we will accept for exchange the series of Existing Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.
When you tender Existing Notes as provided below, our acceptance of the Existing Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus. In tendering Existing Notes, you should also note the following important information:
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The Existing Notes may be tendered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who do not tender all of their Existing Notes should ensure that they retain a principal amount of Existing Notes amounting to at least the minimum denomination equal to $2,000. The Registered Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Existing Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Registered Notes.

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The Exchange Offers will remain open for 20 business days after the date notice is mailed to the holders of the Existing Notes, or longer if required by applicable law. We are sending this prospectus on August 8, 2024, to all of the registered holders of Existing Notes.

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The Exchange Offers expire at 5:00 p.m., New York City time, on September 6, 2024; provided, however, that we, in our sole discretion, may extend the period of time for which the Exchange Offers are open.

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The Exchange Offers are not conditioned upon any minimum principal amount of the Existing Notes being tendered.

•
Our obligation to accept the Existing Notes for exchange in the Exchange Offers is subject to the conditions described under “— Conditions to the Exchange Offers.”

•
We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offers are open, and thereby delay acceptance of any Existing Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of the Notes as described below. During any extension, all Existing Notes of a series previously tendered will remain subject to the Exchange Offers unless withdrawal rights are exercised as described under “— Withdrawal.” Any Existing Notes of a series not accepted for exchange for any reason will be returned without expense to the tendering holder of such series of Existing Notes promptly after the expiration or termination of the Exchange Offers.

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We expressly reserve the right to amend or terminate the Exchange Offers, and to not accept for exchange any series of Existing Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the Exchange Offers, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the Exchange Offers is open so that at least five business days remain in the Exchange Offers following notice of a material change.
•
The Existing Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of the applicable Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreements.

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We intend to conduct the Exchange Offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•
By exchanging your Existing Notes for Registered Notes, you will be making to us the representations described under “— Resale of the Registered Notes.”

Expiration Date; Extensions; Termination; Amendments
The Exchange Offers expire on the Expiration Date, which is 5:00 p.m., New York City time, on September 6, 2024, subject to our right to extend that time and date in our sole discretion (which right is subject to applicable law), in which case the Expiration Date means the latest time and date to which the Expiration Date is extended. To extend the Expiration Date for the Exchange Offers, we will notify the Exchange Agent and will make a public announcement thereof before 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Expiration Date, all Existing Notes previously tendered in extended Exchange Offers will remain subject to such Exchange Offers and may be accepted for exchange by us.
Subject to applicable law, we expressly reserve the right, in our sole discretion and with respect to any or all of the Exchange Offers, to:
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delay accepting any series of the Existing Notes, to extend any or all Exchange Offers or to terminate any or all of the Exchange Offers and not accept any Existing Notes;

•
extend the Expiration Date for any or all Exchange Offers;

•
terminate any or all Exchange Offers and return all tendered Existing Notes to the respective tendering holders; and

•
amend, modify or waive, in whole or in part, at any time, or from time to time, the terms any or all Exchange Offers in any respect, including waiver of any conditions to consummation of any or all Exchange Offers.

If any termination or material amendment occurs, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of any or all Existing Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the applicable Exchange Offers, which would include any waiver of a material condition hereof, we will extend the Exchange Offers, if necessary, so that at least five business days remain in such Exchange Offer following notice of the material amendment or change, as applicable. Unless we terminate the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date, we will exchange such series of Registered Notes for the tendered Existing Notes of the corresponding series promptly after the Expiration Date and will issue to the Exchange Agent the series of Registered Notes for Existing Notes of the corresponding series validly tendered, not withdrawn and accepted for exchange. Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offers. See “— Acceptance of Existing Notes for Exchange and Delivery of Registered Notes.”
Settlement Date
The Settlement Date for the Exchange Offers will be promptly after the Expiration Date. We will not be obligated to deliver Registered Notes unless the applicable Exchange Offer is consummated.
Procedures for Tendering
If you wish to participate in the Exchange Offers and your Existing Notes are held by a custodial entity such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Existing Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction. It is your responsibility to properly tender your Existing Notes.
To participate in the Exchange Offers, you must comply with the ATOP procedures for book-entry transfer described below prior to the Expiration Date.
The Exchange Agent and DTC have confirmed that the Exchange Offers are eligible for ATOP with respect to book-entry notes held through DTC.
The method of delivery of Existing Notes and all other required documents to the Exchange Agent, including delivery through DTC and any acceptance or agent’s message delivered through ATOP, is at the election and risk of the holder of the Existing Notes.
No Letter of Transmittal
No letter of transmittal needs to be executed in relation to the Exchange Offers. The valid electronic tendering of Existing Notes in exchange for Registered Notes in accordance with DTC’s ATOP procedures shall constitute a valid tender of Existing Notes.
Book-Entry Delivery Procedures for Tendering Existing Notes Held with DTC
If you wish to tender Existing Notes held on your behalf by a nominee with DTC, you must:
•
inform your nominee of your interest in tendering your Existing Notes pursuant to the applicable Exchange Offers; and

•
instruct your nominee to tender all Existing Notes you wish to be tendered in the applicable Exchange Offer into the Exchange Agent’s account at DTC prior to the Expiration Date.

Any financial institution that is a nominee of DTC, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), must tender Existing Notes by effecting a book-entry transfer of Existing Notes to be tendered in the applicable Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the applicable Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering Existing Notes, that the participant has received and agrees to be bound by the terms of this prospectus as set forth herein and that we may enforce such agreement against the participant.
Conditions to the Exchange Offers
Notwithstanding any other provisions of the Exchange Offers, we will not be required to accept for exchange, or to issue the Registered Notes in exchange for, any of the Existing Notes and may terminate or amend any or all Exchange Offers, if we determine in our reasonable judgment at any time before the Expiration Date that any or all Exchange Offers would violate applicable law or any applicable interpretation of the Staff.
In addition, we will not accept for exchange any Existing Notes tendered, and no Registered Notes will be issued in exchange for any such Existing Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.
We reserve the right to terminate or amend the Exchange Offers at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

In addition, we will not be obligated to accept for exchange the Existing Notes of any holder that has not made to us the representations described under “— Resale of the Registered Notes,” in “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the Registered Notes under the Securities Act.
The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraphs are ongoing rights which we may assert at any time and from time to time.
All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Existing Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Existing Notes determined by us not to be in proper form or not to be tendered validly or any tendered Existing Notes acceptance of which by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our sole discretion, any defects, irregularities or conditions of tender as to particular Existing Notes, whether or not waived in the case of other Existing Notes. Our interpretation of the terms and conditions of the Exchange Offers will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within the time we determine. Although we intend to notify holders of the Existing Notes of defects or irregularities with respect to tenders of the Existing Notes, none of us, the Exchange Agent, or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of the Existing Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.
Withdrawal
You can withdraw your tender of Existing Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.
Tenders of any series of Existing Notes in the Exchange Offers may be validly withdrawn at any time prior to the applicable Withdrawal Deadline, but will thereafter be irrevocable, even if we otherwise extend the Exchange Offers beyond the Expiration Date, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted in the Exchange Offers after the Withdrawal Deadline will be irrevocable, except in the limited circumstances where additional withdrawal rights are required by law.
For a withdrawal of a tender to be effective, a notice of withdrawal must be received by the Exchange Agent prior to the Withdrawal Deadline in accordance with the customary procedures of DTC’s ATOP. The withdrawal notice must:
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specify the name of the tendering holder of Existing Notes;

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bear a description of the series of Existing Notes to be withdrawn;

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specify the aggregate principal amount represented by such series of Existing Notes; and

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specify the name and number of the account at DTC to be credited with the withdrawn Existing Notes.

Withdrawal of tenders of Existing Notes may not be rescinded, and any Existing Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the applicable Exchange Offer. Validly withdrawn Existing Notes may, however, be retendered by again following the procedures described in “— Procedures for Tendering” above prior to the Expiration Date.
Resale of the Registered Notes
Under existing interpretations of the Staff contained in several no-action letters to third parties, the Registered Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the Exchange Offers without further registration under the Securities Act (subject to certain representations required to be made by each holder of Existing Notes participating in the Exchange Offers, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. Neither Newmont, Newcrest Finance nor Newmont USA, nor any of their affiliates, have entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offers and, to the best of our information and belief, each person participating in the Exchange Offers is (i) neither an “affiliate” of Newmont, Newcrest Finance or Newmont USA within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from Newmont, Newcrest Finance or Newmont USA for its own account, (ii) acquiring the securities in its ordinary course of business, and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the Exchange Offers and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offers.
However, any holder of Existing Notes who is an “affiliate” of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Registered Notes:
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will not be able to rely on such SEC interpretation;

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will not be able to tender its Existing Notes in the Exchange Offers; and

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must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Existing Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.
By tendering Existing Notes in exchange for Registered Notes and transmitting an agent’s message through ATOP, each holder of the Existing Notes will represent that:
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it is not an affiliate of ours;

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it is not a broker-dealer tendering notes acquired directly from us for its own account;

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the Registered Notes to be received by it will be acquired in the ordinary course of its business; and

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it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Registered Notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the Exchange Offers, and there can be no assurance that the Staff would make a similar determination with respect to the Registered Notes as it has made in previous no-action letters.
In addition, in connection with any resales of those Existing Notes, each exchanging broker-dealer, as defined below, receiving the Registered Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such exchanging broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered Notes. See “Plan of Distribution.”
The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes, other than a resale of an unsold allotment from the original sale of the Existing Notes, by delivery of the prospectus contained in the Exchange Offers registration statement.
In addition, each holder of the Existing Notes validly tendered in the Exchange Offers upon transmission of an “agent’s message” to the Exchange Agent will be deemed to represent, warrant and agree that:

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it has received this prospectus and has reviewed it;

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it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Existing Notes tendered thereby, and it has full power and authority to tender such Existing Notes and deliver the related “agent’s message”;

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the Existing Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, restrictions, charges and encumbrances of any kind, and we will acquire good title to those Existing Notes, free and clear of all liens, restrictions, charges and encumbrances of any kind, when we accept the same;

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it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered thereby from the date of such tender unless such Existing Notes are validly withdrawn or such Exchange Offer is terminated, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

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it is not a person to whom it is unlawful to make an invitation to tender pursuant to the applicable Exchange Offer under applicable law, and it has observed (and will observe) the laws of all relevant jurisdictions in connection with its tender;

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it will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Existing Notes tendered hereby;

•
in evaluating the applicable Exchange Offer and in making its decision whether to participate in such Exchange Offer by tendering its Existing Notes and transmitting an “agent’s message” to the Exchange Agent, it has made its own independent appraisal of the matters referred to in this prospectus and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us or the Exchange Agent, other than those contained in this prospectus, as amended or supplemented through the Expiration Date; and

•
it hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of Newmont), with full powers of substitution and revocation (such power-of-attorney being deemed to be an irrevocable power coupled with an interest), to (i) present the Existing Notes and all evidences of transfer and authenticity to, or transfer ownership of, the Existing Notes on the account books maintained by Euroclear, Clearstream, or DTC to, or upon the order of, Newmont, (ii) present the Existing Notes for transfer of ownership on the books of the relevant security register and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of the Existing Notes all in accordance with the terms of and conditions to the Exchange Offers as set forth in this prospectus.

The representations, warranties and agreements of a holder tendering Existing Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. All authority conferred or agreed to by a tender of the Existing Notes and transmission of an “agent’s message” to the Exchange Agent shall not be affected by, and shall survive, the death or incapacity of the person making such tender and transmission, and every obligation of such person shall be binding upon such person’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.
Absence of Appraisal and Dissenters’ Rights
Holders of the Existing Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.
Acceptance of Existing Notes for Exchange and Delivery of Registered Notes
On the Settlement Date, the Registered Notes to be issued in exchange for the Existing Notes tendered and accepted in the applicable Exchange Offer will be delivered in book-entry form.

We will be deemed to accept the Existing Notes that have been validly tendered by holders and that have not been validly withdrawn before the Withdrawal Deadline as provided in this prospectus when, and if, we give oral or written notice of acceptance to the Exchange Agent. Following receipt of that notice by the Exchange Agent and subject to the terms and conditions of the Exchange Offers, delivery of the Registered Notes will be made by the Exchange Agent on the Settlement Date. The Exchange Agent will act as agent for tendering holders of Existing Notes for the purpose of receiving the Existing Notes and transmitting Registered Notes as of the Settlement Date. If any tendered Existing Notes are not accepted for any reason described in the terms and conditions of the Exchange Offers, such unaccepted Existing Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offers.
If, for any reason, acceptance for exchange of tendered Existing Notes, or issuance of Registered Notes in exchange for validly tendered Existing Notes, pursuant to the applicable Exchange Offer is delayed, or we are unable to accept tendered Existing Notes for exchange or to issue Registered Notes in exchange for validly tendered Existing Notes pursuant to the Exchange Offers, then the Exchange Agent may, nevertheless, on our behalf, retain the tendered Existing Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments” and “— Conditions to the Exchange Offers” and “— Withdrawal” above, but subject to Rule 14e-1 under the Exchange Act, which requires that we return the Existing Notes tendered promptly after the termination or withdrawal of any exchange offer, and the tendered Existing Notes may not be withdrawn.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as the Exchange Agent for the Exchange Offers. All correspondence in connection with the Exchange Offers, including questions concerning tender procedures and requests for additional copies of this prospectus, should be sent or delivered by each holder of the Existing Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address set forth below:
By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
BNY Mellon
OPS PYMTS TREASURY ISSUER SERVICES
Pamela Adamo, Client Processing
Corporate Trust Operations
Phone 1-315-414-3317
CT_Reorg_Unit_Inquiries@bnymellon.com
Holders of Existing Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the applicable Exchange Offer. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
Solicitation of Tenders; Fees and Expenses
We have not retained any dealer-manager or similar agent in connection with the Exchange Offers and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offers. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses.
We will bear the expenses of soliciting tenders of the Existing Notes. Solicitations of holders may be made by mail, e-mail, telephone, facsimile transmission, in person and otherwise by any Exchange Agent as well as by our officers and other employees and those of our affiliates. No additional compensation will be paid to any officers or employees who engage in soliciting exchanges.
Holders tendering their Existing Notes accepted in the Exchange Offers will not be obligated to pay brokerage commissions or fees to us, the Exchange Agent or, except as set forth below, to pay transfer taxes with respect to the exchange of their Existing Notes. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.
The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Existing Notes in any jurisdiction in which the making of the Exchange Offers or the acceptance would not be in compliance with the laws of the jurisdiction.
Transfer Taxes
You will not be obligated to pay any transfer taxes in connection with the tender of the Existing Notes in the Exchange Offers unless you instruct us to issue or cause to be issued Registered Notes, or request that Existing Notes not tendered or accepted in the Exchange Offers be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.
If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted to us or the Exchange Agent, the amount of such transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due with respect to the Existing Notes tendered by such holder.
Consequences of Failure to Exchange
As a consequence of the offer or sale of the Existing Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of the Existing Notes who do not exchange Existing Notes for Registered Notes in the applicable Exchange Offer will continue to be subject to the restrictions on transfer of the Existing Notes. In general, the Existing Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
Upon completion of the Exchange Offers, due to the restrictions on transfer of the Existing Notes and the absence of similar restrictions applicable to the Registered Notes, it is highly likely that the market, if any, for Existing Notes will be relatively less liquid than the market for Registered Notes. Consequently, holders of the Existing Notes who do not participate in the applicable Exchange Offer could experience significant diminution in the value of their Existing Notes compared to the value of the Registered Notes.
NONE OF NEWMONT, NEWCREST FINANCE OR THE TRUSTEE WITH RESPECT TO THE EXISTING NOTES OR THE REGISTERED NOTES, THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF THE EXISTING NOTES SHOULD EXCHANGE THEIR EXISTING NOTES FOR REGISTERED NOTES IN RESPONSE TO THE EXCHANGE OFFERS.

USE OF PROCEEDS
The Exchange Offers are intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated by this prospectus, we will receive, in exchange, an equal principal amount of the corresponding series of Existing Notes. Existing Notes surrendered in exchange for Registered Notes will be retired and cannot be reissued.

DESCRIPTION OF OTHER INDEBTEDNESS
Newmont Revolving Credit Facility
On February 15, 2024 (the “Effective Date”), Newmont amended and restated its revolving credit facility (the “Newmont Existing Revolving Credit Facility”), dated as of April 4, 2019 (the “Existing Credit Agreement”), with lenders and issuing banks party thereto and Citibank, N.A., as administrative agent (the Existing Credit Agreement, as so amended and restated, the “Restated Credit Agreement” and the Newmont Existing Revolving Credit Facility, as so amended and restated, the “Newmont Revolving Credit Facility”).
The Restated Credit Agreement (i) extends the maturity date under the Existing Credit Agreement from March 30, 2026 to February 15, 2029, (ii) increases the aggregate revolving credit commitments available to the Newmont under the Existing Credit Agreement from $3 billion to $4 billion, (iii) modifies certain interest rate margins, baskets and thresholds and (iv) allows Newmont, within 24 months of the Effective Date, to establish, with the consent of the majority lenders under the Restated Credit Agreement, a sustainability pricing adjustment by which the applicable interest rate margins thereunder may be increased or decreased based on key performance indicators with respect to certain environmental, social and governance goals of Newmont the Company and its subsidiaries, among other changes as set forth in the Restated Credit Amendment.
Senior Notes
As of June 30, 2024, Newmont had approximately $8,697 million in Net Carrying Amount of senior notes outstanding. All outstanding senior notes are unsecured and rank equally with one another and other senior unsecured indebtedness of Newmont. The following table sets forth the approximate Net Carrying Amount of each series of senior notes outstanding as of June 30, 2024.
(in millions)
2029 Senior Notes, net(1)	691
2030 Senior Notes (due May 2030), net(1)	635
2030 Senior Notes (due October 2030), net(1)	881
2032 Senior Notes, net(1)	894
2035 Senior Notes, net(1)	580
2039 Senior Notes, net(1)	861
2041 Senior Notes, net(1)	456
2042 Senior Notes, net(1)	949
2044 Senior Notes, net(1)	479
2050 Senior Notes, net(1)	362
2026 Senior Notes, net(1)	922
2034 Senior Notes, net(1)	987
Total	$8,697

(1)
Represents the Net Carrying Amount.

Debt Covenants
Newmont’s senior notes contain various covenants and default provisions including payment defaults, limitation on liens, leases, sales and leaseback agreements and merger restrictions. Furthermore, Newmont’s senior notes contain covenants that limit the sale of all or substantially all of Newmont’s assets, certain change of control provisions and a negative pledge on certain assets.
The Newmont Revolving Credit Facility contains representations and warranties, covenants, including a financial ratio covenant requiring Newmont to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.50%, and events of default that are customary for investment grade credit facilities.

DESCRIPTION OF THE REGISTERED NOTES
General
The Existing 2026 Notes were, and the Registered 2026 Notes will be, issued under the March Notes Indenture. The terms of the Existing 2026 Notes and the Registered 2026 Notes will include those expressly set forth in the March Notes Indenture and those made part of the March Notes Indenture by reference therein to the Trust Indenture Act. Reference to the “2026 Notes” include the Existing 2026 Notes and the Registered 2026 Notes. Existing 2026 Notes constitute, and the Registered 2026 Notes will constitute, debt securities issued under the March Notes Indenture. The Registered 2026 Notes will have terms identical in all material respects to the Existing 2026 Notes, except that the Registered 2026 Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights (with the exception of the transfer restrictions applicable in Australia), and the Registered 2026 Notes will bear different CUSIP numbers from the Existing 2026 Notes of the corresponding series.
The Existing 2034 Notes were, and the Registered 2034 Notes will be, issued under the March Notes Indenture. The terms of the Existing 2034 Notes and the Registered 2034 Notes will include those expressly set forth in the March Notes Indenture and those made part of the March Notes Indenture by reference therein to the Trust Indenture Act. Reference to the “2034 Notes” include the Existing 2034 Notes and the Registered 2034 Notes. Existing 2034 Notes constitute, and the Registered 2034 Notes will constitute, debt securities issued under the March Notes Indenture. The Registered 2034 Notes will have terms identical in all material respects to the Existing 2034 Notes, except that the Registered 2034 Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights (with the exception of the transfer restrictions applicable in Australia), and the Registered 2034 Notes will bear different CUSIP numbers from the Existing 2034 Notes of the corresponding series.
The Existing 2030 Notes were, and the Registered 2030 Notes will be, issued under the December Notes Indenture. The terms of the Existing 2030 Notes and the Registered 2030 Notes will include those expressly set forth in the December Notes Indenture and those made part of the December Notes Indenture by reference therein to the Trust Indenture Act. Reference to the “2030 Notes” include the Existing 2030 Notes and the Registered 2030 Notes. Existing 2030 Notes constitute, and the Registered 2030 Notes will constitute, debt securities issued under the December Notes Indenture. The Registered 2030 Notes will have terms identical in all material respects to the Existing 2030 Notes, except that the Registered 2030 Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights (with the exception of the transfer restrictions applicable in Australia), and the Registered 2030 Notes will bear different CUSIP numbers from the Existing 2030 Notes of the corresponding series.
The Existing 2041 Notes were, and the Registered 2041 Notes will be, issued under the December Notes Indenture. The terms of the Existing 2041 Notes and the Registered 2041 Notes will include those expressly set forth in the December Notes Indenture and those made part of the December Notes Indenture by reference therein to the Trust Indenture Act. Reference to the “2041 Notes” include the Existing 2041 Notes and the Registered 2041 Notes. Existing 2041 Notes constitute, and the Registered 2041 Notes will constitute, debt securities issued under the December Notes Indenture. The Registered 2041 Notes will have terms identical in all material respects to the Existing 2041 Notes, except that the Registered 2041 Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights (with the exception of the transfer restrictions applicable in Australia), and the Registered 2041 Notes will bear different CUSIP numbers from the Existing 2041 Notes of the corresponding series.
The Existing 2050 Notes were, and the Registered 2050 Notes will be, issued under the December Notes Indenture. The terms of the Existing 2050 Notes and the Registered 2050 Notes will include those expressly set forth in the December Notes Indenture and those made part of the December Notes Indenture by reference therein to the Trust Indenture Act. Reference to the “2050 Notes” include the Existing 2050 Notes and the Registered 2050 Notes. Existing 2050 Notes constitute, and the Registered 2050 Notes will constitute, debt securities issued under the December Notes Indenture. The Registered 2050 Notes will have terms identical in all material respects to the Existing 2050 Notes, except that the Registered 2050 Notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights (with the exception of the transfer restrictions applicable in Australia), and the Registered 2050 Notes will bear different CUSIP numbers from the Existing 2050 Notes of the corresponding series.

Although, for convenience, the 2026 Notes, the 2034 Notes, the 2030 Notes, the 2041 Notes and the 2050 Notes are referred to collectively as the “Notes,” they were issued, and will be issued, each as a separate series and will not together have any class voting or other rights. All references in this “Description of the Registered Notes” to the Notes and to holders of the Notes mean (i) in the case of the 2026 Notes, the Registered 2026 Notes and the holders of the Registered 2026 Notes, together with the Existing 2026 Notes and the holders of Existing 2026 Notes, (ii) in the case of the 2034 Notes, the Registered 2034 Notes and the holders of the Registered 2034 Notes, together with the Existing 2034 Notes and the holders of the Existing 2034 Notes, (iii) in the case of the 2030 Notes, the Registered 2030 Notes and the holders of the Registered 2030 Notes, together with the Existing 2030 Notes and the holders of the Existing 2030 Notes, (iv) in the case of the 2041 Notes, the Registered 2041 Notes and the holders of the Registered 2041 Notes, together with the Existing 2041 Notes and the holders of the Existing 2041 Notes and (v) in the case of the 2050 Notes, the Registered 2050 Notes and the holders of the Registered 2050 Notes, together with the Existing 2050 Notes and the holders of the Existing 2050 Notes.
The following description of certain provisions of the Indentures does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the applicable Indenture, including the definitions therein of certain terms, and to the Registered Notes. We urge you to read the Indentures and the Notes because they contain additional information and they, and not this description, define your rights as a holder of the Notes. Copies of the Indentures and forms of the Registered Notes will be made available without charge upon request in writing to us at the address set forth under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” For purposes of this “Description of the Registered Notes,” references to “Newmont” refer only to Newmont and do not include any of its current or future subsidiaries, including Newcrest Finance, unless the context otherwise requires.
The 2026 Notes will mature on March 15, 2026. The 2034 Notes will mature on March 15, 2034. The 2030 Notes will mature on May 13, 2030. The 2041 Notes will mature on November 15, 2041. The 2050 Notes will mature on May 13, 2050. The Notes of each series will be issued only in fully registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes are senior unsecured obligations of the Issuers. The Notes will rank equally in right of payment with all of the Issuers’ other senior unsecured indebtedness, rank effectively junior to any of the Issuers’ secured indebtedness, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all indebtedness and other liabilities of Newmont’s non-guarantor subsidiaries.
The Subsidiary Guarantor guarantees (the “Subsidiary Guarantees”) on a senior unsecured basis the full and punctual payment of the principal of, and any interest on, the Notes, when and as these payments become due and payable, whether at maturity, declaration of acceleration or otherwise. The Subsidiary Guarantees rank senior in right of payment to all of the indebtedness of the Subsidiary Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantees, rank equally in right of payment with all of the unsecured indebtedness and liabilities of the Subsidiary Guarantor that are not so subordinated and rank effectively junior to any secured indebtedness of the Subsidiary Guarantor, to the extent of the value of the assets securing such indebtedness.
Further Issues
The Issuers may, without the consent of the then existing holders of the Notes of a series, “re-open” the series and issue additional notes in an unlimited aggregate principal amount, which additional notes will have the same terms as the Notes of the same series offered hereby except for the issue price, issue date and, in certain circumstances, the first interest payment date and the first date from which interest will accrue; provided that, if any additional notes of a series are not fungible with the Notes of the same series offered hereby for United States federal income tax purposes, such additional notes will have a separate CUSIP number from the applicable series of Notes, but shall otherwise be treated as a single class with all other Notes of such series issued under the applicable Indenture.

Form, Exchange and Transfer
The Registered Notes of each series will be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. At the option of the holder, subject to the terms of the applicable Indenture and the limitations applicable to such Notes, the Notes of each series will be exchangeable for other securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.
Subject to the terms of the applicable Indenture and the limitations applicable to such Notes, the Notes may be presented for exchange as provided herein or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the registrar or at the office of any transfer agent designated by the Issuers for such purpose. No service charge will be made for any registration of transfer or exchange of the Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer or exchange is effected upon the registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Issuers have appointed the Bank of New York Mellon Trust Company, N.A. (the “Trustee”) to act as registrar and transfer agent. The Issuers may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts; provided that the Issuers will be required to maintain a transfer agent in each place of payment for each series of the Notes.
If any series of the Notes, or of any series and specified tenor, is to be redeemed in part, the Issuers will not be required to:
•
issue, register the transfer of or exchange any Note of such series, or of such series and specified tenor, as the case may be, during a period beginning at the opening of business 15 days before the day of transmitting of a notice of redemption for any such Note that may be selected for redemption and ending at the close of business on the day of such transmission; or

•
register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Note being redeemed in part.

Payment and Paying Agents
Payment of interest on a Note on any interest payment date will be made to the person in whose name such Note is registered at the close of business on the regular record date for such interest payment.
Principal of, and any premium and interest on, the Notes will be payable at the office of such paying agent or paying agents as the Issuers may designate for such purpose from time to time, except that, at the option of the Issuers, payment of any interest may be made by wire transfer in accordance with wire instructions set forth in the security register. The corporate trust office of the Trustee will be designated as the Issuers’ sole paying agent for payments with respect to the Notes of each series. The Issuers may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Issuers will be required to maintain a paying agent in each place of payment for each series of the Notes.
All moneys paid by the Issuers to a paying agent for the payment of the principal of, or any premium or interest on, any Note which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Issuers, and the holder of such Note thereafter may look only to the Issuers for payment thereof.
Interest
The Issuers will pay interest on the 2026 Notes at a rate of 5.30% per annum, semi-annually in arrears on March 15 and September 15 of each year, commencing, in the case of the Registered Notes, on September 15, 2024, to the persons in whose names the 2026 Notes are registered at the close of business on March 1 or September 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.

The Issuers will pay interest on the 2034 Notes at a rate of 5.35% per annum, semi-annually in arrears on March 15 and September 15 of each year, commencing, in the case of the Registered Notes, on September 15, 2024, to the persons in whose names the 2034 Notes are registered at the close of business on March 1 or September 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.
The Issuers will pay interest on the New Newmont 2030 Notes at a rate of 3.250% per annum, semi-annually in arrears on May 13 and November 13 of each year, commencing, in the case of the Registered Notes, on November 13, 2024, to the persons in whose names the New Newmont 2030 Notes are registered at the close of business on April 29 or October 30, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.
The Issuers will pay interest on the New Newmont 2041 Notes at a rate of 5.75% per annum, semi-annually in arrears on May 15 and November 15 of each year, commencing, in the case of the Registered Notes, on November 15, 2024, to the persons in whose names the New Newmont 2041 Notes are registered at the close of business on May 1 or November 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.
The Issuers will pay interest on the New Newmont 2050 Notes at a rate of 4.200% per annum, semi-annually in arrears on May 13 and November 13 of each year, commencing, in the case of the Registered Notes, on November 13, 2024, to the persons in whose names the New Newmont 2050 Notes are registered at the close of business on April 29 or October 30, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on each series of the Registered Notes will accrue from (and including) the most recent date on which interest has been paid or duly provided for on the corresponding series of the Existing Notes.
If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date to such date of payment. If the maturity date of any series of the Notes falls on a day that is not a business day, the payment of principal of, and any interest on, such series of the Notes may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date to such date of payment.
As used in this “Description of the Registered Notes,” “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or executive order to close in the City of New York.
Payment of Additional Amounts
All payments of, or in respect of, principal of, and any premium and interest on, the Notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any taxing authority within Australia or any other jurisdiction (other than the United States of America, any state, possession or territory thereof, the District of Columbia or any political subdivision or taxing authority of any of the foregoing) in which Newcrest Finance is or becomes resident for tax purposes (whether by merger, consolidation or otherwise) (each a “Relevant Jurisdiction”) or any political subdivision or taxing authority of any of the foregoing, unless such taxes, duties, assessments or other governmental charges are required by the Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein to be withheld or deducted. In that event, Newcrest Finance will pay such additional amounts (“Additional Amounts”) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or other governmental charges payable in respect of such Additional Amounts) in the payment to the holder of each Note of the amounts which would have been payable in respect of such Note had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:
(1)
any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such holder or beneficial owner of the Note:

(a)
was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Jurisdiction or otherwise had some connection with the Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such Note;

(b)
presented such Note (where presentation is required) for payment in any Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere; or

(c)
presented such Note (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days;

(2)
any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge or any withholding or deduction on account of such tax, duty, assessment or other governmental charge;

(3)
any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium and interest on, the Note;

(4)
any withholding, deduction, tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of such Note or, in the case of a global note, the beneficial owner of such global note, with a request of Newcrest Finance or any paying agent addressed to such holder or beneficial owner, as the case may be, (a) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner, or an appropriate tax file number, or other number or exemption details, or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such withholding, deduction, tax, duty, assessment or other governmental charge;

(5)
any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld by reason of such holder being an associate of Newcrest Finance for the purposes of Section 128F(9) of the Income Tax Assessment Act 1936 (the “Australian Tax Act”) of Australia or by reason of the Australian Commissioner of Taxation giving a notice under section 255 of the Australian Tax Act of Australia or section 260-5 of Schedule One of the Taxation Administration Act 1953 of Australia;

(6)
any withholding or deduction with respect to any tax, duty, assessment or other governmental charge imposed by the United States of America, any state, possession or territory thereof, the District of Columbia or any political subdivision or taxing authority of any of the foregoing;

(7)
in the case of the 2030 Notes, the 2041 Notes and the 2050 Notes, any withholding or deduction required pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any directive supplementing, implementing, or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directives;

any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA; or
(8)
any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor shall Additional Amounts be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, any such Note to any such holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment on a Note would, under the laws of a Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of the Note.
Whenever there is mentioned, in any context, any payment of or in respect of the principal of, or any premium or interest on, any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the applicable Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the applicable Indenture, and any express mention of the payment of Additional Amounts in any provisions of the applicable Indenture shall not be construed as excluding Additional Amounts in those provisions of the applicable Indenture where such express mention is not made. Where Additional Amounts are payable in respect of any interest payments, such Additional Amounts will not be considered to be interest for the purposes of the applicable Indenture.
The obligation to pay Additional Amounts will apply to any successor person to Newcrest Finance, subject to the same exceptions set forth above.
Redemption for Changes in Withholding Taxes
If: (i) as the result of any change in or any amendment to the laws, regulations or published tax rulings of any Relevant Jurisdiction, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or (ii) as a result of any change in the official administration, application or interpretation by a court or tribunal, government or government authority of any Relevant Jurisdiction of such laws, regulations or published tax rulings either generally or in relation to the Notes or the Notes of a series, which change or amendment becomes effective on or after the original issue date of the Notes of a series or which change in official administration, application or interpretation shall not have been available to the public prior to such issue date, Newcrest Finance would be required to pay any Additional Amounts pursuant to the applicable Indenture with respect to the Notes of such series in respect of interest on the next succeeding interest payment date and the obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to Newcrest Finance, Newcrest Finance may, at its option, redeem all (but not less than all) the Notes of such series, upon not less than 10 nor more than 60 days’ written notice as provided in the applicable Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date fixed for redemption; provided, however, that:
•
no such notice of redemption may be given earlier than 60 days prior to the earliest date on which Newcrest Finance would be obligated to pay such Additional Amounts were a payment in respect of the Notes of such series then due; and

•
at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect.

Prior to any redemption described above, Newcrest Finance shall provide the Trustee with an opinion of independent legal counsel of recognized standing to the effect that Additional Amounts would be payable as specified above and an officer’s certificate stating that the obligation to pay Additional Amounts cannot be avoided by taking measures that Newcrest Finance believes are reasonable.
Optional Redemption
The Notes may be redeemed, in whole or in part, at the Issuers’ option at any time or from time to time. The Issuers will notify the Trustee of their decision to redeem the Notes, in whole or in part, as provided in the applicable Indenture. Prior to (i) March 15, 2025 (the maturity date of the 2026 Notes), in the case of the 2026 Notes, (ii) December 15, 2033 (three months prior to the maturity date of the 2034 Notes), in the case of the 2034 Notes, (iii) February 13, 2030 (three months prior to the maturity date of the 2030 Notes), in the case of the 2030 Notes, (iv) August 15, 2041 (three months prior to the maturity date of the 2041 Notes), in the case of the 2041 Notes, and (v) November 13, 2049 (six months prior to the maturity date of the 2050 Notes), in the case of the 2050 Notes, the Notes of each series will be redeemable at a redemption price calculated by the Issuers equal to the greater of the following amounts:
•
100% of the principal amount of the Notes of such series being redeemed on the applicable redemption date; and

•
the applicable Make-Whole Amount for the Notes of such series being redeemed,

plus, in either case, accrued and unpaid interest, if any, on the Notes of such series being redeemed to, but excluding, the redemption date. The Issuers may provide in notice of such redemption that payment of such redemption price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another person.
At any time on or after (i) March 15, 2025 (the maturity date of the 2026 Notes), in the case of the 2026 Notes, (ii) December 15, 2033 (three months prior to the maturity date of the 2034 Notes), in the case of the 2034 Notes, (iii) February 13, 2030 (three months prior to the maturity date of the 2030 Notes), in the case of the 2030 Notes, (iv) August 15, 2041 (three months prior to the maturity date of the 2041 Notes), in the case of the 2041 Notes, and (v) November 13, 2049 (six months prior to the maturity date of the 2050 Notes), in the case of the 2050 Notes, the Notes of the applicable series will be redeemable, in whole or in part, at the Issuers’ option at any time or from time to time, at a redemption price calculated by the Issuers equal to 100% of the principal amount of the applicable series of Notes to be redeemed plus accrued and unpaid interest, if any, on such series of Notes to (but not including) the redemption date.
In the case of the 2026 Notes and the 2034 Notes only, in connection with any tender offer (including any offer in connection with a Change of Control Repurchase Event made in accordance with the Indenture) for the 2026 Notes or 2034 Notes, if holders of not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw Notes of such series in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes of such series validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the holders (with a copy to the Trustee), given not more than 30 days following such purchase date, to redeem (in the case of the Issuers) or purchase (in the case of a third party offeror) all the Notes of such series that remain outstanding following such tender offer at a price equal to the price paid to the holders of the Notes in such tender offer plus, to the extent not included in the purchase price, accrued and unpaid interest on the Notes of such series that remain outstanding, to, but excluding, the date of redemption.
Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the applicable Indenture.
Either or both of the Issuers will send notice of redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Any such notice of redemption may, in the applicable Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price plus accrued and unpaid interest, if any, on the Notes of such series being redeemed to the redemption date.
For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable:
“2030/2050 Adjusted Treasury Rate” means, with respect to any redemption date (a) the yield, calculated as the average of the five most recent daily rates published in the statistical release(s) designated “H.15” or any successor publication, which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the 2030/2050 Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the applicable series of Notes being redeemed, yields for the two published maturities most closely corresponding to the 2030/2050 Comparable Treasury Issue shall be determined and the 2030/2050 Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published on the applicable calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the 2030/2050 Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated at 5:00 p.m., Eastern Standard Time, on the third business day preceding the redemption date plus (i) 40 basis points for the 2030 Notes and (ii) 45 basis points for the 2050 Notes.
“2030/2050 Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from such redemption date to the Par Call Date (the “Remaining Life”) of the applicable series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Remaining Life.
“2041 Adjusted Treasury Rate” means, with respect to any redemption date, (a) the yield, under the heading which represents the average of the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication, which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the 2041 Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the 2041 Notes being redeemed, yields for the two published maturities most closely corresponding to the 2041 Comparable Treasury Issue shall be determined and the 2041 Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the 2041 Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date plus 50 basis points.
“2041 Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the 2041 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the 2041 Notes.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (b) of the 2030/2050 Adjusted Treasury Rate or the 2041 Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for such redemption date.
“Make-Whole Amount” means (A) with respect to the December Indenture, the sum, as determined by a Quotation Agent, of (1) the present value of the principal amount of the applicable series of Notes to be redeemed and (2) the present value of the remaining scheduled payments of interest (exclusive of any portions of any payments of interest accrued to the redemption date), from the redemption date to the maturity date of the applicable series of Notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-days months, at the applicable 2030/2050 Adjusted Treasury Rate or the 2041 Adjusted Treasury Rate and (B) with respect to the March Indenture, the sum, as determined by the Company, of the present value at the redemption date of all remaining scheduled payments of principal and interest due on the Notes to be redeemed through the maturity date of the 2026 Notes (in the case of the 2026 Notes) and the Par Call Date (in the case of the 2034 Notes) (in each case excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus (i) 15 basis points for the 2026 Notes and (ii) 20 basis points for the 2034 Notes.
“Par Call Date” means (A) with respect to the December Indenture, for (i) the 2030 Notes, February 13, 2030 (the date that is three months prior to the maturity date of the 2030 Notes) and (ii) the 2050 Notes, November 13, 2049 (the date that is six months prior to the maturity date of the 2050 Notes) and (B) with respect to the March Indenture, for the 2034 Notes, December 15, 2033 (the date that is three months prior to the maturity date of the 2034 Notes).
“Quotation Agent” means the Reference Treasury Dealer selected by Newmont to act as “Quotation Agent” for purposes of the December Indenture.
“Reference Treasury Dealer” means at least three primary U.S. government securities dealers in New York City, New York, designated by Newmont.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable 2030/2050 Comparable Treasury Issue or the 2041 Comparable Treasury Issue (in each case, expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., Eastern Standard Time, on the third business day preceding such redemption date.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the maturity date of the 2026 Notes (in the case of the 2026 Notes) or to the Par Call Date (in the case of the 2034 Notes); provided, however, that if the period from the redemption date to the maturity date of the 2026 Notes (in the case of the 2026 Notes) or to the Par Call Date (in the case of the 2034 Notes) is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
On and after the redemption date, the Notes will cease to bear interest (unless the Issuers default in the payment of the redemption price and accrued interest). On or before the redemption date, either or both of the Issuers will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on such redemption date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security, or by the Trustee, in the case of Notes that are not represented by a global security.
Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs in respect of the Notes, unless the Issuers have exercised their right to redeem all of the Notes as described under “— Optional Redemption,” the Issuers will be required to make an offer to each holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. The Issuers will have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof. Within 30 days following any Change of Control Repurchase Event or, at the Issuers’ option, prior to any Change of Control, but after the public announcement of the proposed Change of Control, the Issuers will send or deliver a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent or delivered, other than as may be required by law. The notice will, if sent or delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuers will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the repurchase date following a Change of Control Repurchase Event, the Issuers will, to the extent lawful:
•
accept for payment all of the Notes or portions of the Notes validly tendered pursuant to an offer;

•
deposit with the paying agent an amount equal to the aggregate purchase price in respect of all of the Notes or portions of the Notes tendered; and

•
deliver or cause to be delivered to the Trustee, the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes being purchased by the Issuers.

The paying agent will promptly transmit or otherwise deliver to each holder of Notes properly tendered the purchase price for the Notes (or make payment through the depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.
The Issuers will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by the Issuers, and such third party purchases all Notes properly tendered and not withdrawn under the Issuers’ offer.
For purposes of the foregoing discussion of a Change of Control Repurchase Event, the following definitions are applicable:
“Change of Control” has the meaning assigned to it in the applicable Indenture.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Ratings Decline with respect to the applicable series of Notes. For greater certainty, a Change of Control Repurchase Event will be deemed not to have occurred in connection with any particular Change of Control unless and until that Change of Control has actually been consummated.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by Newmont as a replacement Rating Agency or replacement Rating Agencies.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” has the meaning assigned to it in the applicable Indenture.
“Ratings Decline” has the meaning assigned to it in the applicable Indenture.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Newmont and, thus, the removal of incumbent management. Subject to the limitations discussed below, Newmont could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Newmont’s capital structure or credit ratings on the Notes. Restrictions on Newmont’s ability to incur liens are contained in the covenants as described under “— Certain Covenants — Limitation on Liens.”
We may not have sufficient funds to repurchase all of the Notes upon a Change of Control Repurchase Event. See “Risk Factors — Risks Relating to the Registered Notes — We may be unable to purchase the Registered Notes upon a Change of Control Repurchase Event.”
Certain Covenants
The Indentures will require the Issuers and Newmont’s Restricted Subsidiaries to comply with certain covenants, some of which are described below.
Certain Definitions
“Attributable Debt” has the meaning assigned to it in the applicable Indenture.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and capital lease obligations) and (ii) all goodwill, all as shown in the most recent consolidated balance sheet of Newmont and its Subsidiaries computed in accordance with generally accepted accounting principles.
“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.
“Principal Property” means any mine, together with any fixtures comprising a part thereof, and any plant or other facility, together with any land upon which such plant or other facility is erected and fixtures comprising a part thereof, used primarily for mining or processing, in each case, located in the United States and the net book value of which on the date as of which the determination is being made exceeds 5% of Consolidated Net Tangible Assets; provided that “Principal Property” shall not include (i) any mine, plant or facility which, in the opinion of the board of directors of Newmont, is not of material importance to the total business conducted by Newmont and its Subsidiaries as an entirety or (ii) any portion of a particular mine, plant or facility which, in the opinion of Newmont is not of material importance to the use or operation of such mine, plant or facility.
“Restricted Subsidiary” means any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States and (ii) which owns a Principal Property; provided that Restricted Subsidiary shall not include any Subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of Newmont and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company.
“Subsidiary” has the meaning assigned to it in the applicable Indenture.
Limitation on Liens
The Indentures prohibit Newmont and any of its Restricted Subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness for money borrowed (“Debt”) secured by pledge of, or lien, deed of trust or other lien on, any Principal Property owned by Newmont or any Restricted Subsidiary, or any shares of stock or other ownership interests or Debt of any Restricted Subsidiary held by Newmont or any Restricted Subsidiary (collectively, “Liens”), without securing all outstanding series of the Notes under the applicable Indenture equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed, so long as such secured Debt shall be so secured. This restriction does not apply if the sum of the following does not exceed 10% (with respect to the December Indenture) or 15% (with respect to the March Indenture) of Consolidated Net Tangible Assets:
•
the aggregate principal amount of such secured Debt;

•
all secured Debt which would otherwise be prohibited; and

•
all of the Attributable Debt of Newmont and its Restricted Subsidiaries in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

The restriction described above also does not apply to Debt secured by the following:
•
Liens on property of, or on any shares of stock or other ownership interests or Debt of, any corporation or any other entity existing at the time such corporation or entity becomes a Restricted Subsidiary;

•
Liens to secure indebtedness of a Restricted Subsidiary to Newmont or to another Restricted Subsidiary;

•
Liens for taxes, assessments or governmental charges or levies (i) that are not then due and delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings;

•
Liens of materialmen, mechanics, carriers, workmen, repairmen, landlords or other like Liens, or deposits to obtain the release of these Liens;

•
Liens arising under an order of attachment or restraint or similar legal process so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith;

•
Liens to secure (i) to secure public or statutory obligations, (ii) to secure payment of workmen’s compensation, (iii) to secure performance in connection with tenders, leases of real property, bids or contracts or (iv) to secure (or in lieu of) surety or appeal bonds and Liens made in the ordinary course of business for similar purposes;

•
Liens in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the Pollution Control or Industrial Revenue Bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

•
Liens on property (including any lease which should be capitalized on the lessee’s balance sheet in accordance with generally accepted accounting principles), shares of stock or other ownership interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation or through purchase or transfer of the properties of a corporation or any other entity as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or other ownership interests or Debt or the completion of any such construction (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•
Liens existing at the date of the applicable Indenture; and

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien enumerated above; provided that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Lien at such time is not increased.

The restrictions discussed above also will not apply to (i) any gold-based loan or forward sale arrangement and (ii) any Lien upon property owned or leased by Newmont or any Restricted Subsidiary or in which Newmont or any Restricted Subsidiary owns an interest to secure Newmont’s or a Restricted Subsidiary’s proportionate share of any payments required to be made to any person incurring the expense of developing, exploring, or conducting operations for the recovery, processing or sale of the mineral resources of such owned or leased property.
Limitation on Sales and Leasebacks
The Indentures prohibit Newmont and any of its Restricted Subsidiaries from entering into any arrangement with any third party lender or investor pursuant to which Newmont or any Restricted Subsidiary leases for a period, including renewals, in excess of three years, any Principal Property if Newmont or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the Principal Property or after completion of construction and commencement of full operation of the Principal Property, to such third party lender or investor or to any person to whom funds have been or will be advanced by such third party lender or investor on the security of the Principal Property (a “sale and lease-back transaction”), unless:
•
Newmont or such Restricted Subsidiary could create Debt secured by a Lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the provisions of the covenant under “Limitation on Liens” above; or

•
Newmont applies within 180 days after the sale or transfer an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

•
the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale; or

•
the retirement of Funded Debt of Newmont or any Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

•
the amount to be applied to the retirement of Funded Debt of Newmont will be reduced by:

•
the principal amount of the Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation;

•
if the Notes of any series were issued with original issue discount or provide that an amount other than the face value is or may be payable upon maturity or a declaration of acceleration, the amount as may be due and payable with respect to such series of the Notes pursuant to the applicable Indenture delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation; and

•
the principal amount of Funded Debt, other than the Notes, voluntarily retired by Newmont within 180 days after such sale or transfer.

Consolidation, Merger, Conveyance, Transfer or Lease
March Indenture
Newmont shall not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person and shall not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, Newmont, unless:
(i)
the successor person is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and expressly assumes Newmont’s obligations under the Notes and the March Indenture;

(ii)
immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(iii)
certain other conditions are satisfied.

December Indenture
Newmont shall not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person and shall not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, Newmont, unless:
(i)
the successor person is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and expressly assumes Newmont’s obligations under the Notes and the December Indenture;

(ii)
immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Newmont or any Subsidiary as a result of such transaction as having been incurred by Newmont or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)
certain other conditions are satisfied.

Events of Default
Each of the following constitutes an “Event of Default” under the Indentures with respect to any series of the Notes:
(a)
failure to pay principal of, or any premium on, the Notes of such series when due;

(b)
failure to pay any interest on the Notes of such series when due, continued for 30 days;

(c)
failure to perform, or breach of, any other covenant of the Issuers in the applicable Indenture, continued for 90 days after written notice has been given to the Issuers by the Trustee or to Newmont and the Trustee by the holders of at least 25% in principal amount of the then outstanding Notes of such series as provided in the applicable Indenture;

(d)
default by Newmont or the Subsidiary Guarantor with respect to any indebtedness (other than indebtedness under the Notes of such series) of any one of Newmont and the Subsidiary Guarantor in an aggregate principal amount exceeding $250 million (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled;

(e)
certain events in bankruptcy, insolvency or reorganization of Newmont or the Subsidiary Guarantor; and

(f)
except as permitted by the applicable Indenture, (i) the Subsidiary Guarantees shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) the Subsidiary Guarantor shall deny or disaffirm its obligation under the Subsidiary Guarantees.

If an Event of Default (other than an Event of Default described in clause (e) above) with respect to any series of the Notes at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series by notice as provided in the applicable Indenture may declare the principal amount of all of the Notes of such series to be due and payable immediately.
If an Event of Default described in clause (e) above with respect to any series of the Notes at the time outstanding shall occur, the principal amount of all of the Notes of such series will automatically, and without any declaration of action by the Trustee or any holder, become immediately due and payable. After any such declaration or acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the applicable Indenture, the holders of a majority in aggregate principal amount of the then outstanding Notes of such series may, under certain circumstances, rescind and annul such declaration if all Events of Default with respect to the Notes of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. See “— Modifications, Amendments and Waivers.”
Subject to the provisions of the applicable Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee indemnity satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the then outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes of such series.
No holder of a Note of any series has any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:
(1)
such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes of such series;

(2)
the holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have made written request, and such holder or holders have offered indemnity satisfactory to the Trustee to institute such proceeding as Trustee; and

(3)
the Trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the then outstanding Notes of such series a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of a Note of any series for the enforcement of payment of the principal of, or any premium or interest on, such Note on or after the applicable due date specified in such Note.
Newmont is required to furnish to the Trustee, within 120 days after the end of each fiscal year, an officer’s certificate, stating whether or not, to the best knowledge of the signers thereof, Newmont is in default in the performance and observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.
Modifications, Amendments and Waivers
Modifications and amendments of the applicable Indenture may be made by Newmont and the Trustee with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of each series affected by such modification or amendment, as the case may be (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series); provided, however, that no such modification or amendment may, without the consent of the holder of the then outstanding Notes of each series affected thereby:
(1)
change the stated maturity of the principal of, or any installment of principal of or interest on, any Note;

(2)
reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

(3)
change any place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable;

(4)
impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(5)
reduce the percentage in principal amount of the then outstanding Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the applicable Indenture; or

(6)
modify any such provisions with respect to modification, amendment and waiver, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified, amended or waived without the consent of the holder of the then outstanding Notes of each series affected thereby.

The holders of a majority in principal amount of the then outstanding Notes of any series may waive compliance by the Issuers with certain restrictive provisions of the applicable Indenture. The holders of a majority in principal amount of the then outstanding Notes of any series may waive any past default under the applicable Indenture, except a default in the payment of principal of, or any premium or interest on, and certain covenants and provisions of the applicable Indenture which cannot be modified or amended without the consent of each holder of the then outstanding Notes of any series affected thereby.
Certain of the Notes of any series, including those for whose payment or redemption money in the necessary amount has been deposited with the Trustee or any paying agent in trust or set aside and segregated in trust by the Issuers for the holders of such Notes and those that have been fully defeased pursuant to the applicable provisions of the applicable Indenture, will not be deemed to be outstanding.
Except in certain limited circumstances, either Issuer will be entitled to set any day as a record date for the purpose of determining the holders of the outstanding Notes of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the applicable Indenture. If a record date is set for any action to be taken by holders of a particular series of the Notes, such action may be taken only by holders of the then outstanding Notes of such series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of the Notes of such series within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by the Issuers, and may be shortened or lengthened from time to time.
Legal Defeasance and Covenant Defeasance
The Issuers may elect, at its option at any time, to have the provisions of the applicable Indenture relating to defeasance and discharge of indebtedness or the provisions of the applicable Indenture relating to defeasance of certain restrictive covenants in the applicable Indenture applied to the Notes of any series.
Legal Defeasance and Discharge
The Indentures provide that, upon the Issuers’ exercise of their option to defease and discharge indebtedness with respect to the Notes of any series, the Issuers will be discharged from all their obligations with respect to the Notes of such series (except for certain obligations to exchange or register the transfer of securities, to replace stolen, lost or mutilated securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the Notes of such series, of money or U.S. government obligations, or both, which through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest on, the Notes of such series on their respective stated maturities in accordance with the terms of the applicable Indenture and the Notes of such series. Such defeasance and discharge may occur only if, among other things, Newmont has delivered to the Trustee an opinion of counsel to the effect that Newmont has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable United States federal income tax law, in each case, to the effect that (i) in the case of the 2030 Notes, the 2041 Notes and the 2050 Notes, holders of the Notes of such series or (ii) in the case of the 2026 Notes and the 2034 Notes, beneficial owners of the Notes of such series, as the case may be, will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants
The Indentures provide that, upon the Issuers’ exercise of their option to defease certain restrictive covenants in the applicable Indenture with respect to the Notes of any series, the Issuers may omit to comply with certain restrictive covenants and the occurrence of certain Events of Default will be deemed not to be or result in an Event of Default with respect to the Notes of such series. In order to exercise its option to defease certain restrictive covenants, the Issuers will be required to deposit in trust for the benefit of the holders of the Notes of such series money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest on, the Notes of such series on their respective stated maturities in accordance with the terms of the applicable Indenture and the Notes of such series. Newmont will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (i) in the case of the 2030 Notes, the 2041 Notes and the 2050 Notes, holders of the Notes of such series or (ii) in the case of the 2026 Notes and the 2034 Notes, beneficial owners of the Notes of such series, as the case may be, will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Issuers have exercised this option with respect to the Notes of any series and the Notes of such series were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. government obligations so deposited in trust would be sufficient, to pay amounts due on the Notes of such series at the time of their respective stated maturities but may not be sufficient to pay amounts due on the Notes of such series upon any acceleration resulting from such Event of Default. In such case, the Issuers would remain liable for such payments.
Notices
Notices or communications to holders of the Notes are given to the addresses of such holders as they may appear on the registration books of the registrar.
Title
The Issuers, the Trustee and any agent of the Issuers or the Trustee may treat the person in whose name a Note is registered as the owner thereof (whether or not such Note may be overdue) for the purpose of making payments on such Note and for all other purposes.
Governing Law
The applicable Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
The Trustee also serves as trustee under other indentures among the Trustee, the Issuers and the Subsidiary Guarantor with respect to other series of debt securities. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default, or upon the occurrence of a default under one or more of such other indentures, the Trustee may be deemed to have a conflicting interest with respect to the Notes or one or more of such other indentures for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as the Trustee under the applicable Indenture. In that event, the Issuers would be required to appoint a successor trustee.
Subsidiary Guarantees
The Subsidiary Guarantor currently unconditionally guarantees on a senior unsecured basis the full and punctual payment of the principal of, and any interest on, the Notes and the other obligations under the applicable Indenture, when and as these payments become due and payable, whether at maturity, declaration of acceleration or otherwise. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantor that rank senior in right of payment to all of the indebtedness of the Subsidiary

Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantees and rank equally in right of payment with all of the unsecured indebtedness and liabilities of the Subsidiary Guarantor that are not so subordinated. In the event of bankruptcy, liquidation, reorganization or other winding up of the Subsidiary Guarantor, the assets of the Subsidiary Guarantor that secure secured indebtedness will be available to pay obligations under the Subsidiary Guarantees only after all of such secured indebtedness has been repaid in full from such assets. In addition to the holders of the Notes, the holders of the Subsidiary Guarantor’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured indebtedness. There can be no assurance that there will be sufficient assets remaining to pay amounts due under any of the Subsidiary Guarantor’s Subsidiary Guarantees.
Under the terms of the Subsidiary Guarantees, holders of the Notes will not be required to exercise their remedies against the Issuers before they proceed directly against the Subsidiary Guarantor.
The Subsidiary Guarantor will be released from all of its obligations under the applicable Indenture and the Subsidiary Guarantees, and the Subsidiary Guarantees will terminate, in the following circumstances, each of which is permitted by the applicable Indenture:
•
upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock of, or other interests in, the Subsidiary Guarantor entitled to vote generally in the election of directors (other than to Newmont or any of its affiliates);

•
upon the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to Newmont or any of its affiliates);

•
upon such time as the Subsidiary Guarantor ceases to guarantee the indebtedness of Newmont other than indebtedness not exceeding $75 million in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by the Subsidiary Guarantor and that also provides that the guarantee of the Subsidiary Guarantor under such indebtedness shall be released and relieved upon such time as the Subsidiary Guarantor ceases to guarantee any of indebtedness of Newmont other than indebtedness not exceeding $75 million or more in the aggregate shall not be considered in calculating the amount of indebtedness under this provision); or

•
upon discharge of the Notes in accordance with the provisions of the applicable Indenture.

The Subsidiary Guarantees for each series of the Notes contain a provision intended to limit the Subsidiary Guarantor’s liability to the maximum amount that it could incur, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor (including, without limitation, any guarantees of other indebtedness of Newmont), without resulting in the obligations of the Subsidiary Guarantor under the Subsidiary Guarantees constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being voided or voidable under any similar laws affecting the rights of creditors generally. This provision may not be effective to protect the Subsidiary Guarantees from being voided under fraudulent transfer law.
Book-Entry, Delivery and Form
The Notes will initially be evidenced by one or more global notes deposited with the Trustee, as custodian for The Depositary Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee.
Unless a Note represented by a global note is exchanged, in whole or in part, for a Note in definitive form, a Note represented by a global note may generally be transferred only as a whole and only to another nominee of DTC or to a successor depositary or its nominee.
DTC currently limits the maximum denomination of any single global note to $500.0 million. Beneficial interests in the Notes represented by a global note will be shown on, and transfers of Notes represented by a global note will be effected only through, records maintained by DTC and its participants.
DTC has provided us the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking

Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.
Pursuant to DTC’s procedures, upon issuance of the Registered Notes represented by a global note in connection with the Exchange Offers, DTC will credit the accounts of the participants designated by the Exchange Agent with the applicable principal amount of the Registered Notes exchanged for the Existing Notes in the Exchange Offers. Ownership of beneficial interests in the Registered Notes represented by global notes will be shown:
•
on DTC’s records with respect to participants;

•
by the participants with respect to indirect participants and certain beneficial owners; and

•
by the indirect participants with respect to all other beneficial owners.

The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in the Notes represented by global notes may be limited.
Under the applicable Indenture, if the nominee of DTC is the registered owner the Notes represented by global notes, the nominee will be considered the sole owner or holder of such Notes. Except as provided below, owners of the Notes represented by global notes will not be entitled to have such Notes registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any directions, instructions or approval to the Trustee. However, DTC has advised us that, pursuant to its customary practice with respect to the giving of consents and voting, it will deliver an omnibus proxy to the Trustee assigning the related holder’s voting rights to the participant to whose account the Notes represented by global notes are credited on the record date. Each proxy will include a list of participants’ positions in the relevant Note as of the record date for a consent or vote.
Newmont will wire to DTC’s nominee principal and interest payments with respect to the Notes represented by global notes. Newmont and the Trustee will treat DTC’s nominee as the owner of the Notes represented by global notes for all purposes. Accordingly, Newmont, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the Notes represented by global notes to owners of beneficial interests in such Notes or for maintaining and reviewing any records relating to the beneficial interests.
It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their holdings of beneficial interests in the Notes represented by global notes as shown on DTC’s records. DTC’s current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the Notes represented by global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the Notes represented by global notes, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Exchange Agent, the Trustee or Newmont.
The Notes represented by global notes will be exchangeable for the Notes registered with the same terms in authorized denominations only if:
•
DTC notifies Newmont that it is unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act;

•
an Event of Default has occurred and is continuing with respect to the Notes represented by global notes; or

•
certain circumstances exist, as specified in the Indentures.

If any of these events occur, DTC will generally notify all direct participants of the availability of definitive Notes. Such Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in registered form only, and without coupons. Newmont maintains one or more offices or agencies in New York City, New York to facilitate the transfer or exchange of the Notes represented by global notes. Holders of the Notes will not berequired to pay any service charges for any transfer or exchange, but Newmont may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.
Links have been established among DTC, Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”), which are European book-entry depositaries similar to DTC, to facilitate the initial issuance of the Registered Notes exchanged outside of the United States and cross-market transfers of the Notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Each of Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the United States agents of Clearstream and Euroclear, as participants in DTC.
When Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear, as the case may be, through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its United States agent to receive the Notes against payment therefor. After settlement, Clearstream or Euroclear, as the case may be, will credit its participant’s account. Credit for the Notes will appear on the next day (European time), in the case of Clearstream and Euroclear.
Because settlement of the issuance of the Notes will take place during New York business hours, DTC participants will be able to employ their usual procedures for sending the Notes to the relevant United States agent acting for the benefit of Clearstream or Euroclear, as the case may be, participants. As a result, to the DTC participant, a cross-market transaction will settle no differently than a transaction between two DTC participants.
When a Clearstream or Euroclear, as the case may be, participant wishes to transfer the Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear, as the case may be, through a participant at least one business day prior to settlement. In these case, Clearstream or Euroclear, as the case may be, will instruct its United States agent to transfer the Notes against payment therefor. The payment will then be reflected in the account of the Clearstream or Euroclear, as the case may be, participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in the New York City, New York. If settlement is not completed on the intended value date, proceeds credited to the Clearstream or Euroclear, as the case may be, participant’s account will instead be valued as of the actual settlement date.
Same-Day Settlement in respect of the Notes Represented by Global Notes
Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC’s Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

REGISTRATION RIGHTS
The following description of the Registration Rights Agreements is a summary and does not describe every aspect of the Registration Rights Agreements. This summary is subject to, and is qualified in its entirety by, reference to all of the provisions of the applicable Registration Rights Agreement. We urge you to read the Registration Rights Agreements in their entirety because they, not the following summary, will define your rights as a holder of Registered Notes under that agreement. A copy of the Registration Rights Agreements were filed with the SEC and may also be obtained upon request at the address set forth under “Where You Can Find More Information.”
In connection with the issuance of the Existing Notes, we entered into the Registration Rights Agreements pursuant to which we agreed, for the benefit of the holders of Existing Notes, at our cost to use our commercially reasonable efforts to:
•
file a registration statement with the SEC with respect to registered offers to exchange the Existing Notes of each series for Registered Notes of the same series, which will have terms identical in all material respects to such Existing Notes, except that the Registered Notes will be registered under the Securities Act, the transfer restrictions, registration rights and related special interest provisions applicable to the Existing Notes will not apply to the Registered Notes (with the exception of the transfer restrictions applicable in Australia), and the Registered Note will bear different CUSIP numbers from the Existing Notes of the corresponding series; and

•
complete the Exchange Offers within 365 days after the Existing Notes were issued.

When the SEC declares the registration statement effective, we will commence the Exchange Offers. The Exchange Offers will remain open for not less than 20 business days after the date notice is mailed to the holders of Existing Notes, or longer if required by applicable law. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of their original issuance. The Registered Notes will vote and consent together with the Existing Notes of the same series on all matters on which holders of such Existing Notes or Registered Notes are entitled to vote and consent.
Under existing interpretations of the Staff, the Registered Notes would generally be freely tradable after the completion of the Exchange Offers without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, each holder of Existing Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purposes of distributing the Registered Notes:
•
will not be able to rely on the interpretations of the Staff;

•
will not be entitled to participate in the Exchange Offers; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Registered Notes, unless that sale or transfer is made pursuant to an exemption from those requirements.

Each holder of Existing Notes that participates in the Exchange Offers will be required to represent to us at the time of the consummation of the Exchange Offers that:
•
it is not an affiliate of ours;

•
the Registered Notes to be received by it will be acquired in the ordinary course of its business; and

•
it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Registered Notes.

Our consummation of the Exchange Offers is subject to certain conditions described in the applicable Registration Rights Agreement, including, without limitation, our receipt of the representations from participating holders as described above and in the applicable Registration Rights Agreement.
In addition, in connection with any resales of the Registered Notes, any broker-dealer that acquired Registered Notes for its own account as a result of market-making or other trading activities (“exchanging broker-dealers”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreements, we will be required for a limited period to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of Registered Notes.
If:
•
due to a change in law or in applicable interpretations of the Staff, we determine upon the advice of our outside counsel that we are not permitted to effect the Exchange Offers;

•
any holder of Existing Notes notifies us prior to the 20th day following completion of the Exchange Offers that it is not eligible to participate in the Exchange Offers or does not receive fully tradeable Registered Notes pursuant to the Exchange Offers; or

•
for any other reason, the Exchange Offers are not completed within 365 days after the Existing Notes were issued;

The Registration Rights Agreements provide that we will, at our reasonable cost:
•
as promptly as practicable file with the SEC a shelf registration statement (the “shelf registration statement”) covering resales of the Existing Notes;

•
use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act within 365 days after the date, if any, on which we became obligated to file the shelf registration statement; and

•
use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the date that is one year after the Existing Notes were issued or the time that all of the Existing Notes eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144 of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we agreed to:
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provide copies of the prospectus that is part of the shelf registration statement;

•
notify each such holder when the shelf registration statement has been filed and when it has become effective; and

•
take certain other actions as are required to permit unrestricted resales of the Registered Notes.

A holder that sells Existing Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the applicable Registration Rights Agreement that are applicable to such holder, including certain indemnification obligations. No holder shall be entitled to be named as a selling security holder in the shelf registration statement or to use the prospectus forming a part thereof for resales of the Existing Notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the shelf registration statement and related prospectus as a selling security holder and providing further information to us. In addition, a holder of the Existing Notes will be required to deliver information to be used in connection with the shelf registration statement to benefit from the provisions set forth in the following paragraph.
If:
•
neither the Exchange Offers are completed within 365 days after the Existing Notes were issued nor the shelf registration has been declared effective within 365 days after the date, if any, on which we became obligated to file the shelf registration statement; or

•
the shelf registration statement, if applicable, has been both filed and effective but ceases to be effective or usable for a period of time that exceeds 120 days in the aggregate in any 12-month period in which it is required to be effective under the registration rights agreement (each such event referred to in this bullet point and the previous bullet point, a “registration default”);

then we will, subject to certain exceptions, be required to pay additional interest as liquidated damages to the holders of the Notes affected thereby, and additional interest will accrue on the principal amount of the Notes affected thereby, in addition to the stated interest on the Notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase to a maximum of 0.50% per annum thereafter while any registration default is continuing, until all registration defaults have been cured.
Following the cure of all registration defaults, the accrual of additional interest on the affected Existing Notes will cease and the interest rate will revert to the original rate on such Existing Notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of Existing Notes with respect to any registration default.
Holders of Existing Notes will also be required to suspend (on one or more occasions) their use of the shelf registration statement and the related prospectus upon written notice from us for a period not to exceed an aggregate of 120 days in any calendar year because of the occurrence of any material event or development with respect to us that, in our reasonable judgment, would be detrimental to Newmont if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction.
The Registration Rights Agreements provide that a holder of Existing Notes agrees to be bound by the provisions of the applicable Registration Rights Agreement whether or not the holder has signed the applicable Registration Rights Agreement.

PLAN OF DISTRIBUTION
Under existing interpretations of the Staff, set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the Registered Notes would generally be freely tradable after the completion of the Exchange Offers without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, each holder of Existing Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purposes of distributing the Registered Notes:
•
will not be able to rely on the interpretations of the Staff;

•
will not be entitled to participate in the Exchange Offers; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Registered Notes, unless that sale or transfer is made pursuant to an exemption from those requirements.

Each holder of Existing Notes that participates in the Exchange Offers will be required to represent to us at the time it transmits an agent’s message through ATOP and the consummation of the Exchange Offers that:
•
it is not an affiliate of ours;

•
it is not a broker-dealer tendering notes acquired directly from us for its own account;

•
the Registered Notes to be received by it will be acquired in the ordinary course of its business; and

•
it is not engaged and does not intend to engage in, and has no arrangement or understanding with any person, to participate in the distribution, within the meaning of the Securities Act, of the Registered Notes.

In addition, in connection with any resales of the Registered Notes, any broker-dealer that acquired Registered Notes for its own account as a result of market-making or other trading activities (“exchanging broker-dealers”) may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Registered Notes. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreements, we will be required for a limited period to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of Registered Notes.
We have not sought and do not intend to seek a no-action letter from the SEC with respect to the Exchange Offers, and there can be no assurance that the Staff would make a similar determination with respect to the Registered Notes as it has in such no-action letters.
Each broker-dealer that receives Registered Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. Newmont has agreed, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
Newmont will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Registered Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 90 days after the Expiration Date, Newmont will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

CERTAIN TAX CONSIDERATIONS
Certain United States Federal Income Tax Considerations
The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Existing Notes for Registered Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offers. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated or proposed thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities or arrangements and investors therein, U.S. holders holding the Existing Notes or that will hold the Registered Notes through non-U.S. brokers or other non-U.S. intermediaries, regulated investment companies, real estate investment trusts, U.S. expatriates, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, insurance companies, dealers in securities or currencies, traders in securities, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Existing Notes or the Registered Notes being taken into account in an applicable financial statement, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts, controlled foreign corporations, passive foreign investment companies, and persons holding the Existing Notes or that will hold the Registered Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or the effects of any other U.S. federal tax laws, including the gift and estate tax, any alternative minimum tax or the Medicare tax on net investment income.
The exchange of an Existing Note for a Registered Note pursuant to the Exchange Offers (described under “The Exchange Offers”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any taxable gain or loss upon the receipt of a Registered Note pursuant to the Exchange Offers, your holding period for a Registered Note will include the holding period of the Existing Note exchanged therefor, your adjusted tax basis in a Registered Note will be the same as the adjusted tax basis in the Existing Note immediately before such exchange, and all of the U.S. federal income tax considerations associated with owning and disposing of an Existing Note will continue to apply to the Registered Note received in exchange therefor. Holders who did not purchase the Existing Notes at original issuance for cash at their original offering price should consult their own tax advisors with respect to the U.S. federal income tax considerations associated with owning and disposing of a Registered Note received pursuant to the Exchange Offers.
HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE CONSIDERATIONS RELATING TO OWNING AND DISPOSING OF REGISTERED NOTES.
Certain Australian Tax Considerations
The following is a summary of certain Australian taxation consequences under the Income Tax Assessment Act 1936 or the Income Tax Assessment Act 1997, as applicable (“Australian Tax Act”), the Taxation Administration Act 1953 of Australia (“Taxation Administration Act”) and any relevant rulings, judicial decisions or administrative practice, as at the date of this prospectus, of participating in the Exchange Offers and of the acquisition, ownership and disposition of Registered Notes. The summary does not address all Australian taxation consequences of the Exchange Offers or the acquisition, ownership and disposition of the Registered Notes, and does not purport to constitute legal or tax advice. Rather, it represents a general summary of the Australian taxation position for a participant in the Exchange Offers and for a holder that holds Registered Notes. The personal circumstances of a holder, including the legal nature of the holder and its place of residence for tax purposes, will affect the applicable taxation consequences, and all holders are advised to obtain independent taxation advice in relation to their own particular circumstances.
This summary has been prepared as a general guide based on Australian tax legislation and practices current as of the date of this prospectus.
This summary considers the consequences for both Non-Australian Holders and Australian Holders (as defined below). However, except as otherwise stated, this summary does not consider the position of holders who hold the Existing Notes or the Registered Notes through a permanent establishment, either inside or outside of Australia. If you hold your Existing Notes or Registered Notes through a permanent establishment, you are advised to obtain independent taxation advice.
Australian Tax Consequences to Those Who Participate in the Exchange Offers
Australian Holders
An Australian taxing event may occur when Existing Notes held by a holder are exchanged. Any gain or loss made on the exchange of their Existing Notes may be assessable as a revenue gain or loss to, amongst others (“Australian Holders”):
(a)
Australian resident holders who do not hold the Existing Notes in carrying on a business at or through a permanent establishment outside Australia; and

(b)
non-Australian resident holders who hold the Existing Notes in carrying on a business at or through a permanent establishment in Australia.

Non-Australian Holders
A Non-Australian Holder (defined below) who does not hold the Existing Notes in the course of carrying on business at or through a permanent establishment in Australia should not be subject to Australian income tax on the disposal of the Existing Notes, provided:
•
the Non-Australian Holder is a resident of a country with which Australia has entered into a double tax convention and is fully entitled to the relevant benefits under the convention; or

•
otherwise, any gains made on the disposal of the Existing Notes do not have an Australian source.

Australian Tax Consequences of the Ownership and Disposition of Registered Notes
Non-Australian Holders — Interest payments by Newcrest Finance
Interest (as defined in section 128A(1AB) of the Australian Tax Act) paid on the Registered Notes by Newcrest Finance may be subject to Australian interest withholding tax where the interest payment is made to (“Non-Australian Holders”):
(a)
Australian resident holders who hold the Registered Notes in carrying on a business at or through a permanent establishment outside Australia; and

(b)
non-Australian resident holders who do not hold the Registered Notes in carrying on a business at or through a permanent establishment in Australia,

Newcrest Finance intends that the exemption from Australian interest withholding tax under section 128F of the Australian Tax Act should be satisfied in respect of the Registered Notes, on the basis that the following conditions are expected to be met:
•
Newcrest Finance will be a resident of Australia when it issues those Registered Notes and when “interest” (as defined in section 128A(1AB) of the Australian Tax Act) is paid. “Interest” is defined to include amounts in the nature of, or in substitution for, interest and certain other amounts;

•
the Registered Notes are debentures as defined for the purposes of section 128F (and not equity interests);

•
those Registered Notes are issued in a manner which satisfies the requirements of the public offer test in section 128F of the Australian Tax Act. Newcrest Finance intends to satisfy these requirements by making offers, in a manner that is compliant with section 128F of the Australian Tax Act, of the Registered Notes to the holders of the Existing Notes as part of the exchange, who constitute:

•
at least 100 persons whom it was reasonable for Newcrest Finance to have regarded as either having acquired debentures or debt interests in the past or being likely to be interested in acquiring debentures or debt interests; and

•
amongst others, 10 or more unrelated persons who are carrying on a business of providing finance, or investing or dealing in securities in the course of operating in financial markets.

•
Newcrest Finance does not know, or have reasonable grounds to suspect, at the time of issue, that those Registered Notes or interests in those Registered Notes were being, or would later be, acquired, directly or indirectly, by an “associate” of Newcrest Finance, except as permitted by section 128F(5) of the Australian Tax Act.

The exemption under section 128F does not apply to interest paid in respect of a Registered Note if, at the time of the payment of interest, Newcrest Finance knows, or has reasonable grounds to suspect, that the payee is an “associate” of Newcrest Finance, except as permitted by section 128F(6) of the Australian Tax Act.
An exemption from Australian interest withholding tax may also be available in respect of the Registered Notes under a number of double tax conventions (“Specified Treaties”) that the Australian government has signed with foreign jurisdictions (each a “Specified Country”).
The Specified Treaties effectively prevent interest withholding tax applying to interest derived by (a) governments of the Specified Countries and certain governmental authorities and agencies in a Specified Country and (b) certain unrelated (1) banks, and (2) other financial institutions which substantially derive their profits by carrying on a business of raising and providing finance and which are resident in the Specified Country (interest paid under a back-to-back loan or economically equivalent arrangement will not qualify for this exemption), by reducing the interest withholding tax rate to zero.
The Specified Treaties are in force in a number of jurisdictions including, for example, the United States and the United Kingdom.
Special rules apply to the taxation of Australian residents who hold Registered Notes in the course of carrying on business at or through a permanent establishment outside Australia which vary depending on the country in which that permanent establishment is located. In some cases, gains and losses made in respect of the Registered Notes by an Australian resident who holds the Registered Notes at or through a permanent establishment outside Australia may be exempt from Australian income tax.
Non-Australian Holders — Disposal
A Non-Australian Holder should not be subject to Australian income tax on the redemption or disposal of the Registered Notes, provided:
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the Non-Australian Holder is a resident of a country with which Australia has entered into a double tax convention and is fully entitled to the relevant benefits under the convention; or

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otherwise, any gains made on the redemption or disposal of those Registered Notes do not have an Australian source.

A gain arising on the sale of Registered Notes by a Non-Australian Holder to another Non-Australian Holder where the Registered Notes are sold outside Australia and all negotiations are conducted, and documentation executed, outside Australia, should not be regarded as having an Australian source.
Australian Holders — Interest payments
Interest payments on the Registered Notes should be assessable to Australian Holders.

Australian Holders — Disposal
Australian Holders should generally be required to include any gain or loss made on the redemption or disposal of Registered Notes in their assessable income.
Payment of additional amounts
As set out in more detail in the Indentures, if Newcrest Finance is at any time required by law to deduct or withhold an amount in respect of any Australian withholding taxes imposed or levied by the Commonwealth of Australia in respect of the Registered Notes, Newcrest Finance must, subject to certain exceptions, pay such additional amounts as may be necessary in order to ensure that the net amounts received by the holders of those Registered Notes after such deduction or withholding (and any additional deduction or withholding on payments of such additional amounts) are equal to the respective amounts which would have been received had no such deduction or withholding been required.
Other Australian tax matters
Under Australian laws as presently in effect:
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taxation of financial arrangements — Division 230 of the Australian Tax Act contains tax timing rules for certain taxpayers to bring to account gains and losses from “financial arrangements.” The rules do not alter the rules relating to the imposition of Australian interest withholding tax nor override the Australian interest withholding tax exemption available under section 128F of the Australian Tax Act.

A number of elective tax timing methods are available under Division 230 of the Australian Tax Act. If none of the tax timing elections are made, the default accruals/realization methods should apply to the taxpayer. Under the default methods, if the gains or losses from a financial arrangement are sufficiently certain, they should be brought to account for tax on an accruals basis. Otherwise, they should be brought to account for tax when they are realized.
Division 230 of the Australian Tax Act does not apply to certain taxpayers or in respect of certain short term “financial arrangements.” Division 230 of the Australian Tax Act should not, for example, generally apply to holders who are individuals and certain other entities (e.g. certain superannuation entities and managed investment schemes) which do not meet various turnover or asset thresholds, unless they make an election that the rules apply to their “financial arrangements.” Potential holders of the Registered Notes should seek their own tax advice regarding their own personal circumstances as to whether such an election should be made.
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foreign currency gains and losses — Division 775 of the Australian Tax Act contains rules relating to the taxation of gains and losses attributable to foreign currency exchange rate movements (as does Division 230 of the Australian Tax Act if it applies to a taxpayer). Taxing events can occur under Division 775 of the Australian Tax Act on, amongst other things, the disposal or other cessation of a right to receive foreign currency. These rules, and their interaction with other provisions of the Australian Tax Act, are complex. Again, holders should seek their own taxation advice regarding how to account for any foreign exchange gains or losses arising from their holding of Registered Notes.

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deemed interest — there are specific rules that can apply to treat a portion of the purchase price of Registered Notes as “interest” for interest withholding tax purposes when certain Registered Notes originally issued at a discount or with a maturity premium or which do not pay interest at least annually are sold to an Australian resident (who does not acquire them in the course of carrying on business at or through a permanent establishment outside Australia) or a non-resident who acquires them in the course of carrying on business at or through a permanent establishment in Australia.

These rules do not apply in circumstances where the deemed “interest” would have been exempt under section 128F of the Australian Tax Act if the Registered Notes had been held to maturity by a non-resident.
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ABN/TFN withholding tax — section 12-140 of Schedule 1 to the Taxation Administration Act imposes a type of withholding tax on the payment of interest on certain registered securities unless the relevant payee has quoted an Australian tax file number (“TFN”), in certain circumstances an Australian Business Number (“ABN”) or proof of some other exemption (as appropriate).
Assuming the requirements of section 128F of the Australian Tax Act are satisfied with respect to the Registered Notes, then the requirements of section 12-140 should not apply to payments to a holder of such Registered Notes in registered form who is not a resident of Australia and who does not hold those Registered Notes in the course of carrying on business at or through a permanent establishment in Australia. Payments to other classes of holders of Registered Notes in registered form may be subject to a withholding where the holder of those Registered Notes does not quote a TFN, ABN or provide proof of an appropriate exemption (as appropriate).
The rate of withholding tax is currently 47%.
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additional withholdings from certain payments to non-residents — section 12-315 of Schedule 1 to the Taxation Administration Act gives the Governor-General power to make regulations requiring withholding from certain payments to non-residents. However, section 12-315 expressly provides that the regulations will not apply to interest payments which are already subject to the current withholding tax rules or specifically exempt from those rules.

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Further, regulations may only be made if the responsible minister is satisfied the specified payments are of a kind that could reasonably relate to assessable income of foreign residents. The regulations promulgated prior to the date of this prospectus are not relevant to any payments in respect of the Registered Notes. The possible application of any regulations to the proceeds of any sale of the Registered Notes will need to be monitored.

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garnishee directions by the Commissioner of Taxation — the Commissioner of Taxation may give a direction under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act or any similar provision requiring Newcrest Finance to deduct or withhold from any payment to any other party (including any holder) any amount in respect of tax payable by that other party. If Newcrest Finance is served with such a direction, Newcrest Finance will comply with that direction and make any deduction or withholding required by that direction.

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supply withholding tax — payments in respect of the Registered Notes can be made free and clear of the “supply withholding tax” imposed under section 12-190 of Schedule 1 to the Taxation Administration Act.

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inheritance taxes — under Australian law as currently in effect, no Australian State or Federal estate duty or other inheritance taxes will be payable in respect of the Registered Notes held at the date of death regardless of the holder’s domicile at the date of death.

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goods and services tax (“GST”) — neither the issue nor receipt of the Registered Notes will give rise to a liability for GST in Australia on the basis that the supply of Registered Notes will comprise either an input taxed financial supply, a GST-free supply or a supply outside the scope of the GST law. Furthermore, neither the payment of principal or interest by the Issuers, nor the disposal of the Registered Notes, would give rise to any GST liability in Australia.

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stamp duty and other taxes — no ad valorem stamp, issue, registration or similar taxes are payable in Australia on the issue, disposal or redemption of any Registered Notes, provided the Registered Notes are debt interests for tax purposes.

Australian Tax Consequences to Those Who Do Not Participate in the Exchange Offers
For holders who do not participate in the Exchange Offers, the Australian taxation treatment that previously applied to those Existing Notes should continue to apply to those holders. This document does not comment on the Australian taxation consequences for the continued holding of Existing Notes by holders who do not elect to participate in the Exchange Offers, and holders should obtain their own advice.
Common Reporting Standard
The OECD Common Reporting Standard for Automatic Exchange of Financial Account Information (“CRS”) requires certain financial institutions to report information regarding certain accounts (which may include the Registered Notes) to their local tax authority and follow related due diligence procedures. Holders may be requested to provide certain information and certifications to ensure compliance with the CRS. A jurisdiction that has signed a CRS Competent Authority Agreement may provide this information to other jurisdictions that have signed the CRS Competent Authority Agreement. The Australian Government has enacted legislation amending, among other things, the Taxation Administration Act to give effect to the CRS.

CERTAIN ERISA CONSIDERATIONS
The following summary regarding certain aspects of ERISA and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Registered or any particular investor. Neither this summary nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan investor or at Plan investors generally and any such investors in the Registered Notes, or beneficial interests therein, should consult and rely on their own counsel and advisers as to whether an investment in the Registered Notes is suitable for such Plan investor. Accordingly, each prospective investor should consult with its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect such investor with respect to the investment in the Registered Notes.
ERISA and the Code impose certain requirements on (i) employee benefit plans that are subject to Title I of ERISA, (ii) plans subject to Section 4975 of the Code and (iii) entities whose underlying assets include plan assets by reason of such employee benefit plan or plan’s investment in such entities (each such entity, a “Plan”) and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the Registered Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering such Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the Registered Notes satisfies these requirements.
An investor who is considering acquiring the Registered Notes with the assets of a Plan must consider whether the acquisition and holding of the Registered Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest,” as defined in Section 3(14) of ERISA, or a “disqualified person,” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Registered Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example, when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).
ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the United States Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include (i) Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers, (ii) United States Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60 applicable to transactions involving insurance company general accounts, (iii) PTCE 90-1 regarding investments by insurance company pooled separate accounts, (iv) PTCE 91-38 regarding investments by bank collective investment funds, (v) PTCE 84-14 regarding investments effected by a qualified professional asset manager and (vi) PTCE 96-23 regarding investments effected by an in house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Registered Notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.
As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under

Section 410(d) of the Code to have certain provisions of Title I of ERISA apply to it (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code, but may be subject to applicable Similar Laws. A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the Registered Notes satisfies the requirements, if any, under any applicable Similar Law.
Each investor in the Registered Notes will be deemed to represent and warrant with respect to the Registered Notes that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the Registered Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any applicable Similar Law that prohibits, or imposes excise or penalty taxes on, the acquisition or holding of the Registered Notes and (2) it will notify us and the Trustee with respect to the Registered Notes immediately if, at any time while holding the Registered Notes, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Registered Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.
Each purchaser or transferee of the Registered Notes that is a Plan shall be deemed to represent, warrant and agree that (i) neither Newmont nor any other persons that provide marketing services, nor any of their respective affiliates, has provided, and none of them will provide, any investment advice within the meaning of Section 3(21) of ERISA to it or to any Plan Fiduciary in connection with its decision to invest in the Registered Notes, and they are not otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to the Plan or the Plan Fiduciary in connection with the Plan’s acquisition of the Registered Notes (unless a statutory or administrative exemption applies and all of the applicable conditions for exemptive relief are or will be satisfied or the transaction is not otherwise prohibited) and (ii) the Plan Fiduciary is exercising its own independent judgment in evaluating the investment in the Registered Notes.
This offer is not a representation by us that an acquisition of the Registered Notes meets any or all of the legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or an entity whose underlying assets include the assets of a Plan.

LEGAL MATTERS
Certain legal matters of United States federal and New York state law in connection with the validity of the Registered Notes and in connection with the Exchange Offers will be passed upon for Newmont, Newcrest Finance and Newmont USA by White & Case LLP. Certain legal matters under the laws of the states of Victoria and New South Wales and the federal jurisdiction of the Commonwealth of Australia relating to the Registered Notes will be passed upon for Newcrest Finance by King & Wood Mallesons, Sydney, Australia.
EXPERTS
The consolidated financial statements of Newmont appearing in its Annual Report on Form 10-K for the year ended December 31, 2023 (including the financial statement schedule appearing therein) incorporated by reference herein, and the effectiveness of Newmont’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Newcrest Mining Limited for the fiscal years ended June 30, 2023, 2022 and 2021, incorporated by reference herein, have been audited by Ernst & Young, independent auditors, set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Additionally, the consolidated financial statements of Nevada Gold Mines LLC (“NGM”) for the year ended December 31, 2023 (not included herein or incorporated herein by reference) and the effectiveness of NGM’s internal control over financial reporting as of December 31, 2023, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, which report is included in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2023, which report is incorporated herein by reference. As a 38.5% owned investment that is proportionately consolidated, Newmont’s 38.5% pro rata share of NGM’s assets, liabilities and operations is included in the consolidated financial statements of Newmont appearing in its Form 10-K for the year ended December 31, 2023. Newmont’s financial statements for the year ended December 31, 2023, to the extent such financial statements consolidate Newmont’s share of NGM’s assets, liabilities and operations, are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Donald Doe, Newmont’s Group Executive, Reserves, a Newmont Employee, is a Society for Mining, Metallurgy and Exploration Registered Member and the qualified person responsible for the preparation of the scientific and technical information concerning our mineral properties. The mineral resources and mineral reserves disclosed and incorporated by reference in this prospectus have been prepared in compliance with Subpart 1300 of Regulation S-K promulgated by the SEC and are based on information and supporting documentation reviewed and approved by Donald Doe, as qualified person, including the information summarized in the technical report summaries filed with the SEC relating to Newmont’s material mineral properties. For a description of the key assumptions, parameters and methods used to estimate mineral reserves on our material properties, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference in this prospectus and our Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, as filed from time to time, with the SEC in the United States.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on or accessed through our website is not incorporated by reference into and is not made a part of this prospectus.
This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and, where applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus. In the event of conflicting information in this prospectus in comparison to any document incorporated by reference into this prospectus, or among documents incorporated by reference, the information in the latest filed document prevails.
Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.
We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newcrest Finance and Newmont USA Limited.
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Newmont’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;

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Portions of the Newmont proxy statement on Schedule 14A relating to its 2024 Annual Meeting of Stockholders incorporated by reference into Newmont’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 11, 2024;

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Annex B of Newmont’s definitive proxy statement on Schedule 14A filed with the SEC on September 5, 2023;

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Newmont’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 29, 2024 and Newmont’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on July 25, 2024;

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Newmont’s Current Reports on Form 8-K (or 8-K/A, as applicable) filed with the SEC on February 22, 2024 (two filings), March 5, 2024, March 8, 2024, April 26, 2024, June 28, 2024 and July 26, 2024; and

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Newmont’s Registration Statement on Form 8-A filed with the SEC on February 15, 2002 (containing the description of our common stock) and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.21 of our Annual Report on Form 10-K for the year ended December 31, 2023.

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13 (a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Item 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K. Nothing in this prospectus shall be deemed to incorporate by reference herein information of the type described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K contained in any of the documents or the future filings described above.
You may request a copy of these filings at no cost to you, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus, by writing or telephoning us as follows:
Newmont Corporation
6900 E Layton Avenue
Denver, CO 80237
Attn: Investor Relations
(303) 863-7414
investor.relations@newmont.com

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state or jurisdiction where the offer is not permitted.

NEWMONT CORPORATION
Offers to Exchange
Any and all of the outstanding 5.30% Notes due 2026
for registered 5.30% Notes due 2026
Any and all of the outstanding 5.35% Notes due 2034
for registered 5.35% Notes due 2034
Any and all of the outstanding 3.250% Notes due 2030
for registered 3.250% Notes due 2030
Any and all of the outstanding 5.75% Notes due 2041
for registered 5.75% Notes due 2041
Any and all of the outstanding 4.200% Notes due 2050
for registered 4.200% Notes due 2050